UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Kate Spade & Company
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2 Park Avenue
New York, New York 10016

April 9, 2014

Fellow Stockholders:

        It is with great pleasure that I invite you to this year's Annual Meeting of Stockholders, our first as Kate Spade & Company. The Annual Meeting will be held on Wednesday, May 21, 2014, at our New Jersey offices at 5901 West Side Avenue, North Bergen, New Jersey 07047.

        The meeting will start at 10:00 a.m., local time.

        As we have the last several years, we are utilizing U.S. Securities and Exchange Commission rules allowing companies to furnish their proxy materials over the Internet. Instead of a paper copy of this Proxy Statement and our 2013 Annual Report, most of our stockholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our 2013 Annual Report and a form of proxy card.

        I appreciate your continued confidence in our Company and look forward to seeing you on May 21st.

Sincerely,

Craig A. Leavitt Chief Executive Officer

KATE SPADE & COMPANY

Notice of Annual Meeting
and
Proxy Statement
Annual Meeting of Stockholders
May 21, 2014

2 Park Avenue
New York, New York 10016
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Kate Spade & Company will hold its Annual Meeting of Stockholders on Wednesday, May 21, 2014 at its New Jersey offices, located at 5901 West Side Avenue, North Bergen, New Jersey 07047, beginning at 10:00 a.m., local time.

Purposes of the meeting:

  1.
  To elect ten directors;

  2.
  To hold an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement;

  3.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year; and

  4.
  To consider all other appropriate matters brought before the meeting.

Who may attend:

        Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.

What to bring:

        If your shares are registered in your name, you do not need to bring anything other than picture identification. If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

Record Date:

        March 21, 2014 is the record date for the meeting. This means that owners of Kate Spade & Company stock at the close of business on that date are entitled to:

  •
  Receive notice of the meeting; and

  •
  Vote at the meeting and any adjournments or postponements of the meeting.

Notice Regarding the Availability of Proxy Materials:

        Pursuant to Securities and Exchange Commission rules, we are furnishing proxy materials over the Internet and most of our stockholders will receive a Notice Regarding the Availability of Proxy Materials providing directions on how to access the proxy materials over the Internet.

Annual Report:

        If you received a printed copy of the materials, included with the Proxy Statement is a copy of our 2013 Annual Report to Stockholders and a proxy card. The Annual Report is not a part of the Proxy Statement.

        Your vote is important. Please vote promptly so that your shares can be represented, even if you plan to attend the annual meeting. Specific voting instructions can be found in the Questions and Answers section of the Proxy Statement, on the Notice Regarding the Availability of Proxy Materials,

the proxy card, or the voting instruction card received from your bank or broker. If you need directions to the meeting, please call 212-626-5777.

By Order of the Board of Directors,

Christopher T. Di Nardo
 Senior Vice President—General Counsel and Secretary

New York, New York
April 9, 2014

i

PROXY STATEMENT

        A Notice Regarding the Availability of Proxy Materials and the Proxy Statement and form of proxy are being distributed and made available to the stockholders of Kate Spade & Company (the "Company") beginning April 9, 2014. The Board of Directors of the Company is soliciting your proxy to vote your shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Wednesday, May 21, 2014 at the Company's New Jersey offices, located at 5901 West Side Avenue, North Bergen, New Jersey 07047, and any adjournments or postponements of the meeting (the "Annual Meeting"). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.

        In this Proxy Statement, "we," "us" and "our" refer to the Company, and "you" and "your" refer to the Company's stockholders.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

        The Company's Board of Directors has made these materials available to you on the Internet or delivered paper copies of these materials to you by mail in connection with the Company's Annual Meeting, which will take place on Wednesday, May 21, 2014. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

What is included in these materials?

        These materials include our Proxy Statement for the Annual Meeting and our 2013 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

        Securities and Exchange Commission rules allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Why didn't I receive a notice about the Internet availability of the proxy materials?

        We are providing our stockholders who are participants in the Kate Spade & Company 401(k) Savings and Profit Sharing Plan (the "Savings Plan"), and stockholders who hold shares in the name of certain banks and brokers, with paper copies of the proxy materials instead of a Notice Regarding the Availability of Proxy Materials.

How can I access the proxy materials over the Internet?

        The Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet and how to instruct us to send our future proxy materials to you electronically by e-mail.

How may I obtain a paper copy of the proxy materials?

        Stockholders receiving a Notice Regarding the Availability of Proxy Materials will find instructions about how to obtain a paper copy of the proxy materials on their notice.

How may I obtain a copy of the Company's Form 10-K and other financial information?

        Stockholders may request a free copy of our 2013 Form 10-K by writing to our Investor Relations Department at Kate Spade & Company, 5901 Westside Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company's cost of reproduction. A copy of the Form 10-K (including exhibits) is also available on the Company's website at www.katespadeandcompany.com under "SEC Filings" in the Investor Relations section.

Who can vote?

        You can vote if you were a holder of record of the Common Stock as of the close of business on Friday, March 21, 2014 (the "Record Date").

How do I vote?

        Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

        By Internet—Stockholders who received a Notice Regarding the Availability of Proxy Materials may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

        By Telephone—Stockholders of record may submit proxies by telephone by following the instructions on the Notice Regarding the Availability of Proxy Materials or the proxy card. You will need to have the control number that appears on your Notice Regarding the Availability of Proxy Materials or proxy card available when voting by telephone.

        By Mail—Stockholders who requested and have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction and mailing it in the accompanying pre-addressed envelope.

        If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate on your proxy. If you sign a paper proxy card but do not specify how you want your shares to be voted (and you do not hold your shares through a broker, bank or other financial institution), they will be voted FOR the election of the nominees named below under the caption "Proposal 1—Election of Directors;" FOR, on an advisory basis, the approval of the compensation of our named executive officers as disclosed in this Proxy Statement; FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2014 fiscal year; and in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the Annual Meeting. If you hold your shares through a broker, bank or other financial institution, see "What is a "broker non-vote"?" below.

Can I change my vote?

        Yes. You can change or revoke your proxy by (i) sending a written notice to that effect that is received prior to the start of the Annual Meeting to the Company's Corporate Secretary at the Company's principal executive offices at 2 Park Avenue, New York, New York 10016; (ii) submitting a new proxy over the Internet or, if you are a stockholder of record, by telephone: 1-800-652-8683; (iii) submitting a later dated proxy that is received before the Annual Meeting; or (iv) voting in person at the Annual Meeting (except for shares held in the Savings Plan).

Can I vote in person at the Annual Meeting instead of voting by proxy?

        Yes. However, we encourage you to vote by Internet or by telephone or, if you received a paper proxy card, complete and return the proxy card, in order to ensure that your shares are represented and voted.

        Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver's license. Beneficial (or "street name") owners will also need to bring a proxy or letter from the broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

How do I vote my 401(k) shares?

        If you participate in the Savings Plan, follow the directions on your proxy card to vote shares held for you in your Savings Plan account, and such shares will be voted in accordance with your instructions. If you do not provide instructions by 11:59 p.m. on May 20, 2014, Fidelity Management Trust Company, the trustee of the Savings Plan, will vote your shares in the same proportion as all Common Stock held under the Savings Plan for which timely instructions are received.

How many shares are entitled to vote?

        As of the close of business on the Record Date, there were 126,517,086 shares of the Company's Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

How many shares must be present to conduct the Annual Meeting?

        In order to conduct business at the Annual Meeting, the majority of shares of Common Stock issued and outstanding on the Record Date (a "Quorum") must be present, in person or by proxy. All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.

What is the required vote for a proposal to pass?

        Proposal 1—In order to be elected, the number of votes cast "FOR" a director nominee must exceed the number of votes cast "AGAINST" such nominee.

        Proposals 2, and 3—An affirmative vote of the majority of the votes cast on the proposal is required for each of these proposals to pass.

What is a "broker non-vote"?

        Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. "Broker non-votes" result when brokers are precluded by the NYSE from exercising their discretion on certain types of proposals. Brokers do not have discretionary authority to vote on the proposals set out in this Proxy Statement, other than Proposal 3, ratification of the appointment of the independent registered public accounting firm.

How are broker non-votes treated?

        The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal.

Can I abstain from voting on a proposal?

        Abstentions may be specified on all proposals being submitted.

How are abstentions treated?

        The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum but not as shares present and voting on a specific proposal.

Who pays for this proxy solicitation?

        We do. We have hired Innisfree M&A, Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $20,000, plus reimbursement of reasonable expenses. In addition, the Company's directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

        We will also reimburse banks, brokers, fiduciaries, and custodians for their reasonable costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

 PROPOSAL 1—ELECTION OF DIRECTORS

        In 2010, our stockholders approved an amendment to our Restated Certificate of Incorporation which eliminated the classified board. Accordingly all Directors are up for re-election each year, for a proposed one year term expiring at the next annual meeting of stockholders. For a description of the process under which director nominees, including stockholder recommendations, are considered, and procedures by which stockholders may nominate persons for election as directors, see "Corporate Governance and Board Matters—Consideration of Director Nominees," beginning on page 15.

        Upon the unanimous recommendation of the Nominating and Governance Committee of the Board, your Board of Directors has nominated Bernard W. Aronson, Lawrence S. Benjamin, Raul J. Fernandez, Kenneth B. Gilman, Nancy J. Karch, Kenneth P. Kopelman, Kay Koplovitz, Craig A. Leavitt, Deborah J. Lloyd, and Doreen A. Toben for election at the Annual Meeting as Directors. Each is a Director whose current term expires at the Annual Meeting. Arthur C. Martinez, a current Director, previously notified the Company that he would not stand for re-election at the Annual Meeting.

        In making its recommendation as to nominees for election, the Nominating and Governance Committee, composed entirely of independent Directors, evaluated, among other things, each nominee's background and experience, as well as the other Board membership criteria set out in the Company's Corporate Governance Guidelines (see "Corporate Governance and Board Matters—Consideration of Director Nominees"). The Nominating and Governance Committee also reviewed and evaluated the performance of the Director nominees during their recent tenure with the Board, including contributions to the various strategic initiatives of the Company over the past several years. In making its recommendation, the Committee also considered the tenure of the nominees and the benefit of Board continuity, which will assist in the transition of the stewardship of the Company to the new management team, and whether each of the nominees was likely to continue to make important contributions to the Board. After consideration and discussion of the Committee's recommendations, the Board determined to nominate each of these individuals for re-election as a Director.

        The Board has affirmatively determined that each of the Director nominees, other than Messrs. Kopelman and Leavitt and Ms. Lloyd is "independent," as such term is defined under our Corporate Governance Guidelines and the New York Stock Exchange Corporate Governance listing standards (the "NYSE Corporate Governance Standards"). See "Corporate Governance and Board Matters—Board Independence" beginning on page 9. A copy of our current Corporate Governance Guidelines is available at www.katespadeandcompany.com under "Corporate Governance" in the Investor Relations section.

        We do not know of any reason why any of the nominees would not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.

Voting on the Proposal.

        To be elected, each Director nominee must receive the affirmative vote of a majority of the votes cast on the nominee's election (the number of votes cast "FOR" a director nominee must exceed the number of votes cast "AGAINST" the director nominee).

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS.

  NOMINEES FOR ELECTION AS DIRECTORS:

        BERNARD W. ARONSON—Mr. Aronson, 67, was elected a Director of the Company in 1998. Mr. Aronson is Founding Partner of ACON Investments LLC, a private investment vehicle. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant to the President of the United States, Executive Speechwriter to the President, and Special Assistant and Speechwriter to the Vice President, from 1977 to 1981. Mr. Aronson is also a director of Royal Caribbean Cruises Ltd., a global cruise company; Chroma Oil & Gas, LP and Sequitur Energy, Inc., both oil and gas exploration and production companies; and ACON Franchise Holdings, LLC, a franchise development company. Mr. Aronson also serves on a number of not-for-profit boards, including the National Democratic Institute for International Affairs and the Nature Conservancy D.C./Maryland Chapter. Mr. Aronson's experience as an international private equity investor, his experience as a director of public companies, and his experience in government and international trade matters, provides the Board valuable perspective on government relations, corporate governance matters, capital markets and trade issues.

        LAWRENCE S. BENJAMIN—Mr. Benjamin, 58, was elected a Director of the company in January 2011. Since January 2012, Mr. Benjamin has served as a Senior Advisor for New Mountain Capital, a private equity firm, and since February 2011, as a Managing Director of Capwell Partners LLC, a private equity firm. In September 2011, Mr. Benjamin was elected to the board of IRI, a market research company. In February 2012, Mr. Benjamin was elected to the board of Sun Products Corporation, a consumer products company. In November 2012, Mr. Benjamin was elected to the board of ABB Concise Optical Group, LLC, an optical distributor and manufacturer. From 2006 until his retirement in February 2011, he served as Executive Vice President and Chief Operating Officer of Ahold USA, a subsidiary of Koninklijke Ahold NV, an international food retailing group based in the Netherlands. Mr. Benjamin was Ahold's highest ranking executive in the U.S., responsible for the Stop & Shop/Giant-Landover and Giant-Carlisle superstores and supermarkets, as well as all operations in the country. In 2009, he was also appointed to Ahold's global Corporate Executive Board. Mr. Benjamin joined Ahold in October of 2003 as President and Chief Executive Officer of U.S. Foodservice. Prior to joining Ahold, Mr. Benjamin worked with several private equity firms, where he held several operating positions, including serving as CEO at NutraSweet Company, Specialty Foods Corporation and Stella Foods. Previously, he held management-level positions in the retail and ingredient divisions of Kraft Foods. Mr. Benjamin also serves as a board member of the not-for-profit organization Lake Forest Academy and the International Crane Foundation. Mr. Benjamin's long history in key operating roles with global brands, and experience with a variety of strategic initiatives related to corporate governance, standardizing operations and turnarounds, among others, provides the Board with significant input on a variety of matters.

        RAUL J. FERNANDEZ—Mr. Fernandez, 47, was elected a Director of the Company in 2000. Mr. Fernandez is Chairman of ObjectVideo, Inc. From 2000 to 2002, he served as Chief Executive Officer for Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc, in 2001. He previously served as Chairman of the Board, Chief Executive Officer and President of Proxicom, Inc., a publicly traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez serves as director of EXP, Inc. (formerly known as TROW), a Canadian based engineering and consulting company and ValueOptions, a health care management services provider. Mr. Fernandez is also Vice Chairman of Monumental Sports & Entertainment, a private partnership which owns the NBA's Washington Wizards, the NHL's Washington Capitals, the WNBA's Washington Mystics and owns and operates the Verizon Center. Fernandez, a native Washingtonian, is an active philanthropist in the D.C. regional non-profits, focusing his energy primarily on educational reform. In 2000, he co-founded Venture Philanthropy Partners, a philanthropic investment organization based out of Washington, D.C. Fernandez is the Chairman of Fight for Children and sits on various other non-profit boards, including the Smithsonian Institution, America's Promise, the D.C. College Access Program (DCCAP), the D.C. Public Education Fund, and the Fernandez Foundation. He holds a Bachelor's degree in Economics from the University of Maryland. Mr. Fernandez' extensive operating experience and entrepreneurial background as founder and CEO of technology companies, including in the area of e-business, provides the Board valuable views in the areas of technology and information systems.

        KENNETH B. GILMAN—Mr. Gilman, 67, was elected a Director in February 2008. Mr. Gilman served as the Chief Executive Officer of Asbury Automotive Group, an automotive retailing and services company, from 2001 to May 2007. Previously, from 1976 to 2001, Mr. Gilman was employed in a variety of capacities with L Brands, a specialty apparel retailer, where his most recent assignment was Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of L Brands, with responsibility for finance, information technology, supply chain management, production, real estate, legal and internal audit. From 1987 to 1993, he was Executive Vice President and Chief Financial Officer of L Brands. He joined L Brands' executive committee in 1987 and was elected to its board of directors in 1990. Mr. Gilman serves as a director of Zale Corporation, a retailer of fine jewelry. Mr. Gilman also serves as a member of the Board of Governors of Hebrew Union College—Jewish Institute of Religion and as a Trustee for the Jewish Center of the Hamptons and The Manhattan Institute, all not-for-profit organizations. Mr. Gilman's extensive operating experience as Chief Financial Officer, Chief Administrative Officer and Chief Executive Officer of retail companies, including twenty-five years of experience at L Brands, provides the Board with useful insight into operational issues, particularly in the retail sector, and financial matters.

        NANCY J. KARCH—Ms. Karch, 66, was elected a Director of the Company in 2000. Effective following the 2013 Annual Meeting of Stockholders on May 14, 2013, Ms. Karch became the non-executive Chairman of the Board of the Company. Ms. Karch was a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a Director Emeritus of McKinsey & Co., and serves as a director of Kimberly-Clark, a consumer products company; MasterCard Inc., a payment systems brand and processor; Genworth Financial, Inc., a company that provides various insurance and investment-related products and services in the United States and internationally; and The Corporate Executive Board, a business research company. She also serves on the board of Northern Westchester Hospital, a not-for-profit organization. Ms. Karch's background as a consultant to companies in the retail and consumer products sector, and her extensive experience as a public company director, provides the Board beneficial insights into the retail industry and matters relating to brand marketing and corporate governance.

        KENNETH P. KOPELMAN—Mr. Kopelman, 62, was elected a Director of the Company in 1996. Since 1984, Mr. Kopelman has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, a firm which provides legal services to the Company. He is a Director and Chair of the New York Chapter of the National Association of Corporate Directors, a national not-for-profit membership organization serving the corporate governance needs of corporate boards and directors, and was recognized in 2011 as one of the most influential leaders in the corporate governance community by the NACD's national magazine, Directorship—who named him to its annual list, the "Directorship 100." Mr. Kopelman previously served as a director of Mobius Management Systems, Inc., a computer software company, through June 2007. Mr. Kopelman's background as a corporate attorney and counselor provides the Board helpful insight in the areas of corporate governance matters and financing matters, and his long time experience within the apparel industry and association with the Company provides the Board with additional valuable perspective.

        KAY KOPLOVITZ—Ms. Koplovitz, 68, was elected a Director of the Company in 1992. Effective January 1, 2007, Ms. Koplovitz became Chairman of the Board, a position she held until May 14, 2013. She is currently a principal of Koplovitz & Co. LLC., a media investment firm. Ms. Koplovitz is the founder of USA Network, an international cable television programming company, which included Sci-Fi Channel and USA Networks International, and served as its Chairman and Chief Executive

Officer from 1977 to 1998. In 2001, Ms. Koplovitz established Boldcap Ventures, a venture capital fund of which she is a governing board member. Ms. Koplovitz serves on the boards of a number of not-for-profit organizations, including the Paley Center for Media, the International Tennis Hall of Fame, and Springboard Enterprises, and the University of Wisconsin, where she is a Trustee for The College of Letters and Sciences. Ms. Koplovitz also serves on the board of CA, Inc., an information technology management software company, and is a board member of ION Media Networks, Inc., a national television broadcast company. Ms. Koplovitz's entrepreneurial and operating experience, including as founder and CEO of USA Networks, as well as her current role as principal of an investment company focused on companies in the media and technology sectors, provides the Board valuable insight into a range of operational matters and the capital markets.

        CRAIG A. LEAVITT—Mr. Leavitt, 53, is Chief Executive Officer of Kate Spade & Company. He was elected to the Board of Directors in February 2014. Mr. Leavitt served as Co-President and Chief Operating Officer of Kate Spade, LLC from his arrival in April 2008 through October 2010, at which time, he was named Chief Executive Officer of Kate Spade, LLC. Prior to joining Kate Spade, LLC, Mr. Leavitt was President of Global Retail at Link Theory Holdings, where he had total responsibility for merchandising, operations, planning, allocation and real estate for the Theory and Helmut Lang retail businesses. Previously, he spent several years at Diesel, most recently as Executive Vice President of Sales and Retail. Mr. Leavitt also spent 16 years at Polo Ralph Lauren, where he held positions of increasing responsibility, the last being Executive Vice President of Retail. Mr. Leavitt's strategic planning and leadership skills, and retail experience within the industry, provides the Board with invaluable insights into retail operations.

        DEBORAH J. LLOYD—Ms. Lloyd, 49, is Chief Creative Officer of Kate Spade & Company. She was elected to the Board of Directors in February 2014. Ms. Lloyd joined Kate Spade, LLC as Co-President and Chief Creative Officer in November 2007 and has overseen all creative aspects of the Kate Spade brands since that time. Prior to joining Kate Spade, LLC, Ms. Lloyd spent six years as Executive Vice President of Design and Product Development at Banana Republic and five years at Burberry. Previously, she honed her skills at such brands as Aquascutum, Kenzo and Daniel Hechter. Ms. Lloyd is an active member of the Council of Fashion Designers of America and sits on the organization's Board of Directors. She has received several British Fashion Council Awards for her work at Burberry, and she was named an Independent Handbag Designer Awards Iconoclast Award Winner in 2010. Ms. Lloyd's creative talent and experience in design and product development provide important insight to the Board on the product creative and development process.

        DOREEN A. TOBEN—Ms. Toben, 63, was elected a Director of the Company in 2009. Most recently, Ms. Toben served as executive vice president of Verizon Communications, Inc., a position from which she retired in June 2009. From April 2002 to February 2009, she served as Verizon's Chief Financial Officer and was responsible for its finance and strategic planning efforts. Prior to April 2002, Ms. Toben was Senior Vice President and Chief Financial Officer with responsibility for finance and strategic planning for Verizon's Telecom Group. A 30-year telecommunications veteran, she began her career at AT&T Corp. and over the years held various positions of increasing responsibility primarily in treasury, strategic planning and finance both there, and beginning in 1984, at Bell Atlantic Inc. Ms. Toben also serves as a director of the New York Times Company and as a director of ARRIS Group, a video and broadband technology company. Ms. Toben's experience during her 21 years at Verizon in the areas of finance and strategic planning provides the Board with the perspective of someone familiar with all facets of a global enterprise, particularly in light of her recent direct responsibility for financial and accounting matters.

CORPORATE GOVERNANCE AND BOARD MATTERS

        Corporate Governance Guidelines.    The Company's current Corporate Governance Guidelines address, among other governance items, criteria for selecting Directors and Director duties and responsibilities. A copy of our current Corporate Governance Guidelines is available at our website at www.katespadeandcompany.com under "Corporate Governance" in the Investor Relations section.

        Majority Vote.    In February 2008, the Company amended its By-laws to implement a majority vote standard in uncontested director elections. Under this standard, in order for a nominee to be elected in an uncontested election, such nominee must receive the affirmative vote of a majority of the votes cast on such nominee's election (votes cast "FOR" a nominee must exceed votes cast "AGAINST" the nominee). The Company maintains a plurality vote standard in contested director elections, where the number of nominees exceeds the number of directors to be elected.

        In addition, as part of our Corporate Governance Guidelines, if an incumbent director is not elected by a majority of the votes cast in an uncontested election, it is the policy that such director will tender his or her resignation to the Chairman of the Board promptly following certification of the stockholder vote, such resignation to be effective upon acceptance by the Board. A recommendation on whether to accept any such resignation will be made by the Nominating and Governance Committee to the Board, or if a majority of the members of the Nominating and Governance Committee did not receive the required majority vote, a special committee of independent directors. Generally, a director who fails to receive a required majority vote will not participate in the Committee or Board meetings considering the resignation. The Board will act on any resignation within 90 days and such action may include: (i) accepting the resignation offer; (ii) deferring acceptance of the resignation offer until a replacement director with certain necessary qualifications held by the subject director (e.g., accounting or related financial management expertise) can be identified and elected to the Board; (iii) maintaining the director but addressing what the Board believes to be the underlying cause of the "against" votes; (iv) maintaining the director but resolving that the director will not be re-nominated in the future for election; or (v) rejecting the resignation offer. If accepting such resignation would result in the Company having (i) fewer than a majority of directors who were in office before the election or (ii) fewer than a majority of independent directors as required under the rules of the NYSE, such 90-day period may be extended by an additional 90 days, if such extension is in the best interest of the Company. If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected, or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, acting on the recommendation of the Nominating and Governance Committee, may fill any resulting vacancy or may decrease the size of the Board. The Board of Directors will promptly publicly disclose the Board's decision, and explain any determination not to accept the director's resignation.

        Special Meetings.    Under the Company's By-Laws, the Board of Directors has the authority to call special meetings of stockholders where the Directors, in the exercise of their fiduciary duties, determine such a meeting to be in the best interests of the Company. In addition, since the 2010 approval by stockholders, the Company's By-Laws permit stockholders holding at least 35% of the Company's outstanding shares of Common Stock to call a special meeting (subject to certain qualifications designed to prevent duplicative and unnecessary meetings).

        Action by Written Consent.    As a result of a proposal approved by stockholders at the 2013 annual stockholders' meeting, under the Company's Amended and Restated Certificate of Incorporation and By-laws, stockholders holding at least 35% of the shares of the Company's outstanding Common Stock may act by written consent in lieu of a meeting.

        Board Independence.    Under our Corporate Governance Guidelines, a substantial majority of our Board must be "independent," as such term is defined the NYSE Corporate Governance Standards. As required under the NYSE Corporate Governance Standards, the Board annually assesses the independence of our Directors by making a determination, based upon the recommendation of the Nominating and Governance Committee, as to whether a Director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly.

        To assist it in evaluating the independence of each Director, the Board has adopted the following categorical standards under which transactions and relationships falling within any of the listed categories will be deemed immaterial for purposes of the Board independence determinations:

          1.     A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of business of the Company and the Entity, makes payment for goods and services received from the Company, or receives payment for goods and services (other than professional services) provided to the Company, if the gross amount of such payments in any fiscal year of the Company does not exceed the lesser of (x) 1% of the revenues of the Company for its most recently completed fiscal year; (y) 1% of the revenues of the Entity for its most recently completed fiscal year; and (z) (i) $1 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $20 million, if the Director (or immediate family member) is a director of the Entity.

          2.     A Director (or an immediate family member) serves as a director or trustee of, or is otherwise affiliated with, a charity, hospital or other not-for-profit organization to which the Company or the Fifth & Pacific Foundation has made discretionary charitable contributions (excluding matching contributions) not exceeding $100,000 in any of the three preceding fiscal years of the Company.

          3.     A Director (or an immediate family member) beneficially owns for investment purposes less than 5% of the outstanding voting securities of a publicly traded company having a business relationship, directly or through one or more subsidiaries, with the Company, provided that the Director (or immediate family member) is not a director, executive officer or employee of the publicly traded company.

          4.     A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, participates in a credit or similar facility entered into by the Company, as lender but not as agent, in an amount that does not exceed the lesser of (x) 10% of the total participations in the facility; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) (i) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $100 million, if the Director (or immediate family member) is a director of the Entity.

          5.     A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, holds for investment purposes publicly issued debt securities of the Company (including debt securities issued in so-called Rule 144A transactions) in an amount that does not exceed the lesser of (x) 10% of the total principal amount of the debt securities of any issue outstanding; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) (i) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $100 million, if the Director (or immediate family member) is a director of the Entity.

        For purposes of these standards, (i) "Company" means Kate Spade & Company and any controlled affiliate; (ii) "Entity" means a corporation, partnership, limited liability company or other organization in which the Company director, alone or together with members of his or her immediate family, does not beneficially own in excess of 0.5% of the outstanding equity securities; and (iii) "immediate family member" has the meaning provided in Rule 404(a) of Regulation S-K under the Securities Exchange Act.

        After applying these standards and considering all relevant facts and circumstances, the Board, based upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that the following Directors are "independent" as defined in our Corporate Governance Guidelines and the listing standards of the NYSE: Messrs. Aronson, Benjamin, Fernandez, Gilman and Martinez, and Mss. Karch, Koplovitz and Toben. In making its recommendation, the Nominating and Governance Committee considered charitable donations made by the Company to not-for-profit charities for which each of Mr. Aronson and Ms. Koplovitz serve as a director, which contribution in each case did not exceed $25,000. The Committee also considered payments for services from companies for which each of Ms. Karch and Mr. Benjamin serve as a director. Such payments did not exceed 1% of such companies' revenues or the Company's revenues. The Committee determined that none of the foregoing transactions impaired the Director's independence. Craig A. Leavitt, who serves as the Company's Chief Executive Officer, Deborah J. Lloyd, who serves as the Company's Chief Creative Officer, and Kenneth P. Kopelman, who is a partner at Kramer Levin Naftalis & Frankel LLP, a law firm that provides certain legal services to the Company, have been determined not to be "independent" directors. See "Certain Relationships and Related Transactions," beginning on page 19.

        Board Leadership Structure.    Our Board's Chairman is Nancy J. Karch, who was appointed as the Chairman in May 2013 and is a non-employee independent director. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, the Board, under our Corporate Governance Guidelines, reserves the right to determine the appropriate leadership structure for the Board on a case-by-case basis. We separated the positions of Chairman of the Board and Chief Executive Officer in October 2006 at the time of CEO succession, appointing Ms. Koplovitz to serve as the non-executive Chairman of the Board effective January 1, 2007. Effective May 14, 2013, Ms. Koplovitz stepped down as Chairman and Ms. Karch succeeded her in that role.

        The Board believes the separation is appropriate as it allows our CEO to focus on the day-to-day challenges faced by our Company, while the Chairman focuses on leading the Board in its responsibilities of acting in the best interests of the Company and stockholders. The Chairman of the Board is responsible for managing the business of the Board, including setting the Board agenda (with Board and management input), facilitating communication among directors, presiding at meetings of the Board of Directors and stockholders, sitting as chair at executive sessions at each regularly scheduled Board meeting, and providing support and counsel to the Chief Executive Officer.

        Meetings.    During the fiscal year ended December 28, 2013, the Board of Directors held eighteen meetings, and the Committees of the Board held a total of thirty-one meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served during such fiscal year. Our Corporate Governance Guidelines provide that all Directors are expected to attend the Annual Meeting of Stockholders, except in the event of special circumstances. All Directors attended our 2013 Annual Meeting of Stockholders.

        Pursuant to our Corporate Governance Guidelines, the non-employee Board members meet in executive session (without management present) at each regular Board Meeting, as well as when as a group they deem such a meeting necessary or appropriate.

        Board Committees.    The Board of Directors currently has four standing Committees as described below. All members of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee are "independent," as such term is defined in the NYSE Corporate Governance Standards and our Corporate Governance Guidelines. The Board has approved the dissolution of the Finance Committee, effective at the Annual Meeting, upon recommendation by the Nominating and Governance Committee, after such Committee's consideration of the Company's recent transformation into a streamlined enterprise, primarily focused on one family of brands, with an improved credit profile; the Board has determined that the Audit Committee will assume certain of the functions of the Finance Committee.

        Current members of the standing committees are as follows:

Nominating and Governance	Audit(2)	Compensation(3)	Finance(4)
Bernard W. Aronson	Kenneth B. Gilman	Lawrence S. Benjamin	Bernard W. Aronson
Lawrence S. Benjamin(1)	Nancy J. Karch	Raul J. Fernandez	Raul J. Fernandez
Nancy J. Karch	Arthur C. Martinez	Arthur C. Martinez(1)	Kenneth B. Gilman(1)
Kay Koplovitz	Doreen A. Toben(1)	Doreen A. Toben	Kenneth P. Kopelman
Kay Koplovitz

(1)
Current Chair of the Committee.

(2)
Mr. Fernandez will become a member of the Audit Committee as of the Annual Meeting.

(3)
Mr. Gilman will join the Compensation Committee and become Chair of that Committee, effective as of the date of the Annual Meeting.

(4)
Based on the recommendation of the Nominating and Governance Committee, as discussed above, the Board of Directors has determined to dissolve the Finance Committee, effective as of the date of the Annual Meeting.

        Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for making recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company and Board Committee assignments and chair appointments, overseeing the annual performance evaluations of the Board, its Committees and senior management, and reviewing and advising the Board on issues of corporate governance (including the Company's Corporate Governance Guidelines) and corporate and social responsibility. The Committee's responsibilities are set forth in the Nominating and Governance Committee Charter, which is available at www.katespadeandcompany.com under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request, care of the Company's Corporate Secretary, to 2 Park Avenue, New York, NY 10016. The Committee met five times during 2013.

        Audit Committee.    The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company's independent registered public accounting firm, the Company's compliance with legal and regulatory requirements, the performance of the Company's internal audit function and the Company's internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm and reviewing and approving in advance audit engagement fees and all permitted non-audit services and fees. The Committee's responsibilities are set forth in the Audit Committee Charter, a copy of which is available at www.katespadeandcompany.com.com under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request, care of the Company's Corporate Secretary, to 2 Park Avenue, New York, NY 10016. The Committee met seven times during 2013.

        The Board has determined that each of the Audit Committee members is "independent" within the meaning of the applicable Securities and Exchange Commission ("SEC") regulations and the NYSE Corporate Governance Standards, as well as the Company's Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are "financially literate" under the NYSE Corporate Governance Standards and that Mr. Martinez and Ms. Toben each qualifies as an "audit committee financial expert" within the meaning of SEC regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards.

        Compensation Committee.    The Compensation Committee assists the Board in carrying out its responsibilities relating to the compensation of the Company's executives. The Committee determines the goals and objectives, and makes determinations regarding salary and bonus for, the Chief Executive Officer, approves salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans and makes recommendations to the Board and senior management regarding Company compensation programs. The Compensation Committee also has overall responsibility for approving and evaluating the executive compensation and benefit plans, policies and programs of the Company, and the Company's various stockholder-approved stock incentive plans. The Compensation Committee also has responsibility for determining the independence of the Committee's consultants and advisors, as well as the responsibility to monitor the Company's compensation structure and any potential for it to cause inappropriate risk-taking behavior. The Committee's responsibilities are set forth in the Compensation Committee Charter, which is available at www.katespadeandcompany.com under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request, care of the Company's Corporate Secretary, to 2 Park Avenue, New York, NY 10016. The Committee met twelve times during 2013.

        The Board has determined that each of the Committee members is independent under the NYSE Corporate Governance Standards, as well as the Company's Corporate Governance Guidelines. All Committee determinations that are intended to comply with Section 162(m) of the Internal Revenue Code ("Section 162(m)") are made by at least two Committee members who qualify as "outside directors" under Section 162(m).

        The Compensation Committee stays informed of current regulatory and legislative issues and executive compensation best practices. The Committee is committed to ensuring the Company's compensation programs support its business plans and stockholder interests. In November 2006, the Committee directly selected and engaged Semler Brossy Consulting Group, LLC ("Semler Brossy"), a third-party executive compensation consulting firm, to advise the Committee in connection with its review of executive and board director-compensation matters, including the level of total compensation packages provided to executive officers. The aggregate fees paid to Semler Brossy for services not exclusively related to executive or director compensation, namely their support of management (at the Committee's request) in completing a formal review of compensation programs for purposes of assessing the Company's compensation risk, were approximately $3,000 in 2013. The Compensation Committee has the sole authority to select, retain, and terminate the compensation consultant as well as the sole authority to direct the compensation consultant's work and approve fees. The Compensation Committee has assessed the independence of its legal advisors and Semler Brossy and concluded that their work for the Compensation Committee does not raise any conflict of interest.

        During 2013, the Compensation Committee directed Semler Brossy to provide the following services:

  •
  Assessment of competitive pay levels for executive officers and the Board of Directors using survey and peer group proxy data sources;

  •
  Review of the Company's compensation peer group;

  •
  Review of market trends in executive compensation, including pay mix, executive severance, and annual and long-term incentive plan design;

  •
  Review of regulatory requirements related to executive compensation;

  •
  Advice and support in preparing for the Company's advisory vote on executive compensation submitted at our 2013 Annual Meeting of Stockholders;

  •
  Assessment of stockholder advisory firms' executive compensation policies and implications for Company practices;

  •
  Advice and support to the Committee in its review of the Company's Compensation Discussion and Analysis;

  •
  Advice and support to the Committee in the development of employment agreements for Mr. Leavitt and Ms. Lloyd;

  •
  Advice regarding appropriate design and metrics for Corporate and brand incentive programs; and

  •
  Advice and assistance to Company management, on the Committee's behalf, in completing the compensation risk assessment process for 2013.

        For more information, see "Compensation Discussion and Analysis," beginning on page 20.

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and each was determined to have no relationship required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, no executive officer of the Company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2013, an executive officer who served as a member of our Board of Directors or our Compensation Committee.

        Finance Committee.    The Finance Committee advises the Board on a variety of corporate finance issues, including the Company's policies regarding dividends, investments, issuances and purchases of securities, capital expenditures, and proposed acquisition and divestiture matters. The Committee's responsibilities are set forth in the Finance Committee Charter, which is available at www.katespadeandcompany.com under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request, care of the Company's Corporate Secretary, to 2 Park Avenue, New York, NY 10016. The Committee met seven times during 2013. Based on the recommendation of the Nominating and Governance Committee, as discussed above, the Board of Directors has determined to dissolve the Finance committee, effective as of the date of the Annual Meeting.

        Board's Role In Risk Oversight.    Our Board has an active role in risk oversight of the Company. While Company management is charged with the day-to-day management of risks the Company faces, the Board, as a whole as well as through the Board's Committees, is responsible for oversight of risk management. To this end, each of our Board committees meets regularly with management and discusses the risks within its areas of responsibilities and reports to the full Board at each regularly scheduled Board meeting. The Audit Committee has responsibility for oversight of financial reporting related risks, including those related to the Company's accounting, auditing and financial reporting practices. The Audit Committee reviews an annual risk assessment report, prepared by the Company's internal audit team, which identifies internal control risks and informs the internal audit plan for the next fiscal year. The Audit Committee also reviews reports of the anonymous calls made to the Company's ethics "hot line," and considers any material allegations and disciplinary actions brought to its attention as well as other reports of issues under the Company's Code of Ethics and Business Practices. The Finance Committee oversees corporate finance related risks and monitors the Company's financial condition, capital structure and financing strategies, and makes recommendations for mitigating associated risks. The Compensation Committee oversees risks arising from the Company's compensation policies and programs. The Compensation Committee has responsibility for evaluating and approving the executive compensation and benefit plans, policies and programs of the Company. The Nominating and Governance Committee oversees corporate governance risks, and oversees and advises the Board with respect to the Company's positions and practices regarding significant issues of corporate and social responsibility.

        Consideration of Director Nominees.    Our Nominating and Governance Committee, composed entirely of independent Directors, is responsible for identifying and evaluating our nominees for Director. While the Board considers specific functional silos and slots within the Board when identifying nominees, the Board seeks Board members with broad-based experiences and a number of areas of focus and expertise, who can make important contributions to the Board's deliberations and decisions on a wide variety of strategic and operational challenges. Furthermore, although there is no formal policy concerning diversity considerations, the Nominating and Governance Committee does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying Director nominees. In addition, the Board is committed to maintaining the Company's long-standing tradition of inclusion and diversity within the Board, following the Company's policy of non-discrimination based on sex, sexual preference, race, religion or national origin.

        Process for Identifying and Evaluating New Director Candidates.    The Nominating and Governance Committee regularly assesses the appropriate size of the Board and mix of Directors and solicits ongoing input from the Board (including the Chairman) with the goal of identifying and informally approaching possible Director candidates in advance of actual need.

        When an expected or actual need for a new Director is identified, the Committee considers what qualities or skills would be most appropriate; this is informed by the then mix of talent and expertise of sitting Directors, developments (current and anticipated) in the Company's business, the skill set embodied by a departing Director, and other factors. In considering candidates, the Board is committed to maintaining the Company's tradition of inclusion and diversity within the Board. A set of search criteria, including those set forth under "Director Qualifications" below, is then developed by the Committee for discussion with the full Board. During such discussions, our Directors may identify, either directly or through their personal networks, potential candidates meeting one or more of the criteria. The Committee may also engage search firms to identify appropriate candidates; the Committee has sole authority to retain and terminate any search firms and determine their fees and terms of engagement. Potential candidates may also come to the Committee's attention through stockholders and others. Once candidates who meet one or more of the search criteria are identified, the Committee evaluates and discusses the potential director candidates with the full Board and arranges for meetings with appropriate candidates. The Committee discusses the results of these sessions and other background information and determines whether to make a recommendation to the full Board as to the candidate's nomination. The full Board, after considering the recommendation and report of the Committee, then determines whether to extend the candidate an offer to join.

        Director Qualifications.    The Board requires that all Director nominees be able to fulfill a Director's fiduciary duties in the best interests of the Company and all of its stockholders. In this spirit, all nominees should meet the criteria listed in our Corporate Governance Guidelines under "Board Membership Criteria," including unquestioned integrity and strength of character, practical and mature judgment, substantial business experience with practical application to the Company's needs, adequate time to devote to service on the Board, no conflicts of interest that would interfere with Board service, and a commitment to having a meaningful long-term equity ownership stake in the Company. The Company also requires that a substantial majority of Directors be independent, that at least three of the independent Directors have the financial literacy necessary for service on the Audit Committee and that at least one of these Directors qualifies as an "audit committee financial expert," that at least some of the independent Directors have service as a senior executive of a public or substantial private company, and that some of the independent Directors have an in-depth familiarity with the apparel and retail industries.

        Process for Evaluating Incumbent Directors.    As a general matter, the Nominating and Governance Committee is of the view that the continued service of qualified incumbents gives the Company the benefit of familiarity with and insight into the Company's affairs that its Directors have accumulated during their tenure, while contributing to the Board's ability to work as a collective body for the benefit of all stockholders. Accordingly, in selecting candidates for nomination at the Annual Meeting, the Committee begins by determining whether the incumbent Directors whose terms expire at the Annual Meeting desire and are qualified to continue their service on the Board. The Committee reviews and evaluates each incumbent's performance during her or his prior term. If the evaluation is favorable, the incumbent continues to satisfy the criteria for Board membership, and the Committee believes the incumbent will continue to make important contributions to the Board, the Committee will, absent special circumstances, nominate the incumbent for re-election as a Director.

        Consideration of Stockholder Recommendations of Candidates for Election as Directors.    The Nominating and Governance Committee will consider recommendations for Director nominations submitted by stockholders. The Committee will evaluate these candidates in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder wishing to recommend to the Committee a candidate for election as Director must submit the recommendation in writing, addressed to the Committee, care of the Company's Corporate Secretary, to the Company's principal executive offices at 2 Park Avenue, New York, New York 10016. Each nominating recommendation must be accompanied by the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each recommended nominee, along with such information regarding the nominee as would be required to be disclosed in a proxy statement under SEC regulations, as well as the stockholder or group of stockholders making the recommendation, information concerning any relationships between the recommending stockholder(s) and the proposed nominee, the qualifications of the proposed nominee to serve as a Director, and such other information called for on the Company's website at www.katespadeandcompany.com under "Corporate Governance Guidelines" in the Investor Relations section. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the stockholder and proposed nominee to discuss the proposed nomination with the Committee, if the Committee decides in its discretion to do so.

        In addition, the Company's Certificate of Incorporation provides for a process by which stockholders may make director nominations for consideration at the Annual Meeting. See "Stockholder Nominations for Directors" immediately below.

        Stockholder Nominations for Directors.    Written notice of any nomination for director for consideration at the Annual Meeting of Stockholders must be delivered to the Company's Corporate Secretary at the Company's principal executive offices at 2 Park Avenue, New York, New York 10016, not less than 90 days nor more than 120 days prior to the date of the meeting at which Directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, the number of shares of Common Stock beneficially owned by, each nominee and such other information as set forth in the Company's Certificate of Incorporation, which can be found and at www.katespadeandcompany.com under "Restated Certificate of Incorporation" in the Investor Relations section.

        Communications with the Board.    Stockholders and other interested parties may communicate with the Board, the non-management Directors as a group, any Committee of the Board or any individual member of the Board, including the Chair of the Nominating and Governance Committee, by either writing care of the Company's Corporate Secretary at 2 Park Avenue, New York, New York 10016 or by electronically mailing the Company's Corporate Secretary at corporate.secretary@katespade.com. All communications will be reviewed by the Company's Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate Directors. Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chair of the Audit Committee.

 DIRECTOR COMPENSATION

        Directors, other than Directors who are Company employees, are compensated for their services. During 2013, non-employee Directors received the following compensation:

  •
  Annual Retainers:

  •
  $150,000 for serving as a Director, with $100,000 payable in the form of Common Stock (the "Annual Stock Retainer") subject to transfer restrictions discussed below; new Directors receive a pro-rata grant of the Annual Stock Retainer upon election and a pro-rata portion of the cash retainer, based on the number of whole and partial fiscal quarters to be served during the fiscal year of their election;

  •
  Prior to the 2013 Annual Meeting of Stockholders, the non-executive Chairman of the Board received $175,000 for serving, with $75,000 payable in the form of Common Stock, subject to the same transfer restrictions as the Annual Stock Retainer discussed below. Upon the recommendation of the Compensation Committee, after a review of current market director pay practices prepared by the Compensation Committee's independent compensation consultants, Semler Brossy, including a review of the companies in the Company's benchmarking peer group used for compensation analysis, the Board determined in January 2013 to lower the non-executive Chair's annual retainer effective May 14, 2013, to $100,000, with $50,000 payable in the form of Common Stock;

  •
  $10,000 for serving as a Committee Chair other than the Audit Committee and the Compensation Committee, whose Chairs received $20,000;

  •
  $1,000 for each Board meeting and Committee meeting attended;

  •
  A $6,000 allowance for the purchase of Company products (based on prices which are net of the usual Company employee discount); and

  •
  Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.

        The following table sets forth information concerning Director compensation earned by non-employee Directors for the 2013 fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Bernard W. Aronson	73,000	100,000	—	—	—	4,900	177,900	100,000
Lawrence S. Benjamin	90,000	100,000	—	—	—	5,767	195,767	100,000
Raul J. Fernandez	87,000	100,000	—	—	—	4,850	191,850	100,000
Kenneth B. Gilman	92,000	100,000	—	—	—	2,135	194,135	100,000
Nancy J. Karch	110,000	100,000	—	—	—	5,677	215,677	100,000
Kenneth P. Kopelman	75,000	100,000	—	—	—	1,539	176,539	100,000
Kay Koplovitz	128,000	175,000	—	—	—	2,286	305,286	175,000
Arthur C. Martinez	106,000	100,000	—	—	—	0	206,000	100,000
Doreen A. Toben	107,000	100,000	—	—	—	4,477	211,477	100,000

(1)
The amount indicated includes the applicable annual cash retainer, Board meeting and Committee meeting fees, and the applicable annual cash retainer for serving as a Committee Chair.

(2)
The amount indicated reflects the Annual Stock Retainer grant (13,587 shares of Common Stock granted on January 10, 2013) to Kay Koplovitz, the then non-executive Chairman, and the Annual

  Stock Retainer grant (7,764 shares of Common Stock granted on January 10, 2013) granted to the other Directors.

(3)
Each Director is provided a $6,000 allowance for the purchase of Company products (based on prices which are net of the usual discount available to all Company employees for the purchase of Company products). The amounts listed above reflect the actual clothing allowance utilized, as applicable.

(4)
The amount indicated represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2013 fiscal year for the fair value of stock under Statement of Financial Accounting Standards Board ASC Topic 718 "share-based payments".

        The Company's Outside Directors' Deferral Plan (the "Outside Directors' Deferral Plan") enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares. Upon a lapse of the deferral, payment is made in the form specified by the Director at the time of the deferral election.

        The Company does not provide any retirement benefits to Directors. Prior to 2004, Directors were annually awarded stock options, with a ten-year term and a three-year vesting schedule (subject to acceleration in certain circumstances). Currently, no such stock options remain outstanding.

        The Company's Corporate Governance Guidelines set out the Board's expectation that each Director will accumulate over time a holding of shares of Common Stock having a value equal to three times the value of the Annual Stock Retainer. In addition, notwithstanding a Director having met such shareholding guideline, Annual Stock Retainer shares are (subject to an exception for sales made to pay taxes due on the receipt of such shares) non-transferable until the first anniversary of grant, with 25% becoming transferable on each of the first and second anniversaries of the grant date, and the remaining 50% becoming transferable on the third anniversary of the grant date. Any remaining transfer restrictions lapse one year after Board service ends, or immediately upon death.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Written Related Party Transactions Policy.    The Company has adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interests of the Company and stockholders. The Nominating and Governance Committee must review and approve any related party transaction proposed to be entered into or ratify any such transaction previously commenced or completed. The Committee may delegate its authority under the policy to the Chair of the Committee, who may act alone. Under the policy, no Committee member may participate in any review, consideration or approval of a transaction involving such member or their immediate family or any entity with which such Committee member is affiliated.

        Under the Company's related party transactions policy, any relationship, arrangement or transactions between the Company and (a) any Director, senior officer or any immediate family member of either a Director or senior officer; (b) any stockholder owning more than 5% of the Common Stock; or (c) any entity in which any of the forgoing is employed or is a partner, principal or owner of a five percent (5%) or more ownership interest, is deemed a related party transaction, subject to certain exceptions, including (i) transactions available to all employees generally; (ii) transactions involving less than $100,000 in any twelve month period; (iii) with respect to Directors, transactions deemed immaterial for purposes of Director independence determinations under the Company's Corporate Governance Guidelines, as described above; (iv) transactions involving executive compensation approved by the Company's Compensation Committee or director compensation approved by the Board; and (v) any charitable contributions by the Company or the Fifth & Pacific Foundation to a charitable or not-for-profit organization for which a Director, senior officer or an immediate family member of a Director or senior officer serves as a director, trustee or is otherwise affiliated, where such contributions do not exceed $100,000 in any twelve month period or which are non-discretionary contributions made pursuant to the Company's non-discriminatory matching contribution program.

        Related Party Transactions.    The law firm of Kramer Levin Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides certain legal services to the Company. During 2013, fees incurred by the Company for services rendered by the firm were less than $120,000, representing less than 1% of such firm's 2013 fee revenue. These services were provided on an arm's-length basis, and paid for at fair market value. The Company believes that such services were effected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

        SEC rules, implementing requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in this Proxy Statement. At the 2011 Annual Meeting of Stockholders, stockholders voted to have this advisory, non-binding vote on an annual basis.

        As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Please read the "Compensation Discussion and Analysis" for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers. Please also refer to "Summary Compensation" and other related disclosures beginning on page 45.

        We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved."

        The results of this advisory vote, though not binding on the Company, will provide our Compensation Committee with an indication of investor sentiment about the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement, which the Committee will be able to consider when determining executive compensation for fiscal 2014 and beyond.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2 TO INDICATE YOUR SUPPORT FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION

Introduction

        Our executive compensation program is designed to attract and retain the employees who lead our business and to reward them for outstanding performance. This Compensation Discussion and Analysis, or "CD&A," explains (i) for 2013, our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee of the Board of Directors made its compensation decisions for our former Chief Executive Officer, Mr. William L. McComb; our Executive Vice President, Chief Financial Officer and Chief Operating Officer, Mr. George M. Carrara; and our other most highly compensated executive officers: Mr. Nicholas Rubino, our former Senior Vice President, Chief Legal Officer, General Counsel and Secretary; Ms. Linda S. Yanussi, our Senior Vice President, Global Operations and IT; and our Senior Vice President, Finance & Treasurer, Mr. Robert J. Vill (referred to collectively as our "NEOs" or our "named executive officers") and (ii) certain significant developments in 2013 and early 2014.

 Executive Summary

Company Reorganization and Leadership Changes in 2014

        Fiscal year 2013 marked an important point in the significant transformation that began in November 2006 when Mr. McComb, our former Chief Executive Officer, joined the Company. Since 2006, the Company has moved away from a business model based on acquiring brands and selling through the U.S. department store distribution channel. This strategic transformation drastically reduced the Company's portfolio of brands and allowed for a focus on developing lifestyle brands as a direct-to-consumer based retailer. The Company's transformation culminated with the following achievements in 2013:

  •
  November 6, 2013: announced completion of the sale of the Juicy Couture intellectual property to an affiliate of Authentic Brands Group.

  •
  December 10, 2013: announced the signing of a definitive agreement to sell the Lucky Brand business to an affiliate of Leonard Green & Partners, L.P., which transaction was consummated on February 3, 2014.

        These transactions were part of the Board of Directors' and management's strategy to unlock shareholder value and focus substantially all resources going forward on the potential of the Kate Spade global brands (including kate spade new york, KATE SPADE SATURDAY, and JACK SPADE). Further, the transactions have strengthened the Company's balance sheet and are expected to provide an estimated $370.0 - 380.0 million in net cash proceeds to the Company—significantly contributing to the Board's long-term goal of debt reduction.

        The final step in the Company's transformation was achieved in early 2014, when the Company was renamed from Fifth & Pacific Companies, Inc. to Kate Spade & Company. At that time, the Company also began trading on the New York Stock Exchange under the symbol "KATE." The Board and management believe that with its mono-brand focus, and a balance sheet that has been strengthened by the divestiture of Lucky Brand and sale of the Juicy Couture intellectual property, Kate Spade & Company is poised for continued significant growth in revenue and profitability through continued growth and expansion in global markets, direct to consumer channels, and the extension of lifestyle categories.

        The transformation would not have been possible without the dedication and drive of our senior executive team. The latest step in our transformation reflects not just one successful year, but more than seven years of focused management and visionary leadership. Mr. McComb worked to transition leadership of the Company seamlessly, and he exited the Company on February 25, 2014, following the completion of the Lucky Brand and Juicy Couture transactions and announcement of the Company's 2013 fiscal performance.

        The Board of Directors is confident that the new leadership structure for the Company is capable of driving the Company's continued growth, and the internal promotions and appointments made in 2013 and early 2014 reflect the execution of plans to set the Company on the path for continued success. Recent executive officer appointments include:

  •
  Mr. Craig A. Leavitt's promotion to CEO of Kate Spade & Company. Mr. Leavitt served as the Co-President and Chief Operating Officer of Kate Spade, LLC from April 7, 2008 through October 9, 2010 and has served as the Chief Executive Officer of Kate Spade, LLC since that date. Mr. Leavitt entered into a five-year employment contract with the Company in January 2014, ensuring his continued strategic focus and leadership of the Company's growth.

  •
  Ms. Deborah J. Lloyd's promotion to Chief Creative Officer of Kate Spade & Company. Ms. Lloyd has led Kate Spade, LLC as its Co-President and Chief Creative Officer since her hire on November 1, 2007. In January 2014, Ms. Lloyd entered into a five-year employment contract with the Company ensuring her continued creative and design vision for the brand.

  •
  Mr. George M. Carrara's promotion to President and COO of Kate Spade & Company. Mr. Carrara joined the Company in April 2012 as Executive Vice President, Chief Financial Officer and Chief Operating Officer and played a central role in the Company's transformation to a mono-brand based business through our restructuring and brand-exiting activities that culminated in the sale of the Juicy Couture intellectual property and the sale of Lucky Brand.

  •
  Ms. Linda S. Yanussi's continued leadership of technology and business systems as SVP, Global Operations and IT. Ms. Yanussi joined the Company in 2012 and, in January 2013, was appointed an executive officer. At such time, she assumed leadership of the Company's technology and distribution systems, and completed several critical initiatives throughout the year.

  •
  Mr. Robert J. Vill's continued leadership of the investor relations and treasury functions as SVP, Finance and Treasurer during the Company's transition to Kate Spade & Company. Mr. Vill joined the Company in 1999, and served as interim CFO in 2012 immediately prior to Mr. Carrara's joining the Company. Mr. Vill is expected to exit the Company in 2014 upon the successful transition of the Investor Relations and Treasury functions.

  •
  The promotion of Mr. Christopher T. Di Nardo to SVP, General Counsel and Corporate Secretary. Mr. Di Nardo has worked at the Company for over 20 years, and played a significant leadership role in the Company's Legal team, both supporting the Board of Directors and in completing the transformative transactions in 2013 and early 2014.

        In recognition of Mr. Leavitt's retail experience and strong strategic planning and leadership skills and Ms. Lloyd's creative talent, each were elected to the Company's Board of Directors as of February 26, 2014.

        With this leadership team in place, Kate Spade & Company is now poised to deliver continued growth on a standalone basis, which is planned by the opening of new retail locations around the world (including in North America, Japan, the United Kingdom and Southeast Asia), introducing and expanding the lifestyle product categories, and launching of e-commerce operations in Europe.

Overview of 2013 Performance

        The successful execution of the Company's strategy to reorganize the brand portfolio has driven a significant increase in the market capitalization of the Company, with the stock price more than doubling over the course of the year. For 2013, the Company achieved total stockholder return (TSR) of 155%, compared to that of the S&P 600 Small Cap Index of 40% and the S&P 500 Index of 30%. Over the past three-year and five-year periods, our Company achieved TSR of 65% and 65%, respectively, again significantly beating the S&P 600 Small Cap Index and the S&P 500 Index.

 Total Shareholder Return

        Other key accomplishments in 2013 include:

  •
  The Kate Spade family of brands, which includes kate spade new york, KATE SPADE SATURDAY and JACK SPADE, increased its global Adjusted Brand EBITDA(1) over 37% during 2013, growing in virtually all key lifestyle product categories and channels, and successfully launching KATE SPADE SATURDAY. The brand continues to perform at industry-leading growth rates, as it expands its market share position in categories like apparel, handbags, small leather goods, jewelry, and footwear. The brand saw very strong comparable direct-to-consumer sales growth of 28% in 2013 (inclusive of e-commerce net sales), stemming from new customers, larger transactions, and strong conversion of shoppers to purchasers.

  •
  The Kate Spade family of brands enjoys one of the industry's strongest on-line sales penetration rates. E-commerce has proven to be an essential means of introducing the brand to customers in geographies where stores are not easily accessed, and an even more vital channel for extending loyalty. The KATE SPADE SATURDAY brand launch also introduced new e-tailing concepts in the US, with pop-up stores enabled by touch screen windows allowing for delivery to consumers within two hours.

  •
  The Company added 48 new Company-owned Kate Spade branded stores globally in 2013.

  •
  The international business grew significantly in 2013, with expanded presence in the United Kingdom, the Middle East and Brazil.

  •
  The Company's Kate Spade Japan Co., Ltd. ("Kate Spade Japan") unit continues to grow rapidly in an already profitable region; the Company leveraged its global retail expertise with Kate Spade Japan's continued growth and the Tokyo launch of KATE SPADE SATURDAY and expects to further align strategic marketing and sales positions in the rest of Asia.

  •
  The Company completed the second phase of a roll-out of new point of sale terminals and software in all of its stores, positioning the Kate Spade family of brands to improve inventory visibility, enhance customer service capability, offer store level access to more marketing tools, and improve omni-channel marketing and selling functionality.

(1)
Adjusted EBITDA is a non-GAAP financial measure calculated in the manner set forth in Appendix A to this Proxy Statement.

  •
  Unallocated Corporate costs were reduced to $64.1 million by the end of 2013 vs. $69.5 million in 2012 due to reduced payroll and related expenses and occupancy costs.

  •
  In 2013, the Company reduced total net debt (total debt less cash and cash equivalents and marketable securities) by $82.8 million to $264.0 million, primarily driven by the receipt of $188.9 million related to the disposition of the Juicy Couture intellectual property, while making capital expenditure investments of $81.0 million in 2013, primarily driven by store expansion of the KATE SPADE brands.

2013 Compensation Plan Design and Outcomes

        Over the recent period of strategic transformation, our executive compensation programs have evolved to support the Company's turnaround efforts. We believe that our programs' flexibility has enhanced our ability to attract, retain, and motivate our executive talent through the use of incentives that balance near-term and long-term decision-making in the face of continuous organizational change and an uncertain and volatile market environment. During this time, the executive compensation programs have supported the Company's dynamic business needs while aligning management goals with shareholder interests. The programs have also been updated from time to time to reflect evolving market trends in executive compensation and good governance practices.

        Our compensation programs are intended to align our executive officers' interests with those of our stockholders. They reward performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value over time.

        Given our philosophy of paying for performance, compensation earned by our named executive officers will vary based on individual and corporate performance, as measured against both annual and long-term performance goals. Our executive compensation package includes base salary, annual incentive compensation, long-term incentive awards, customary benefits and limited perquisites. Our 2013 incentive compensation plans were structured as follows:

  •
  Annual Cash Incentive Plan.  In 2013, we tied 100% of the annual incentive opportunity to financial performance, which was measured by global Adjusted EBITDA (weighted 75%) and adjusted earnings per share (Adjusted EPS)(2) (weighted 25%). Following its review of the Company's financial performance and key strategic outcomes for 2013, the Compensation Committee determined to award annual cash bonuses to the NEOs, reflecting 110.5% of target, which is the result achieved from the application of the formula.

  •
  Long-Term Incentives.  Our long-term incentive program is designed to reward executives when: (i) stockholders realize gains, (ii) we meet or exceed our financial goals, and (iii) the Company's total stockholder return keeps pace with or exceeds a broader market index. The LTI program for NEOs consisted of two vehicles in 2013: (i) stock options, delivered annually, and (ii) performance-based restricted stock units, delivered biennially under the Corporate LTIP. The Corporate LTIP measured two-year cumulative Adjusted EBITDA performance and included a modifier adjusting the final payout by up to +/-50% based on three-year relative total

(2)
Adjusted EPS is defined as adjusted earnings per common share from continuing operations attributable to Fifth & Pacific Companies, Inc. (n/k/a Kate Spade & Company), excluding: (i) costs associated with our streamlining initiatives, brand-exiting activities and acquisition costs; (ii) impairment of intangible assets; (iii) losses on extinguishment of debt; (iv) impairment of cost investment; (v) gain on sales of trademarks; (vi) interest expense charges related to a multi-employer pension withdrawal liability; and (vii) unrealized and certain realized foreign currency gains and losses—we provide a reconciliation of the differences between this non-GAAP financial measure and its most directly comparable GAAP financial measure in Appendix A to this Proxy Statement.

    shareholder return performance. Given the biennial nature of the Corporate LTIP, the Company did not grant performance-based RSUs in 2013 and only granted options (performance-based RSUs were granted under the Corporate LTIP in 2012 as compensation for both 2012 and 2013). The program is structured such that, on an annualized basis, 50% of the target LTI opportunity for 2013 was delivered in the form of stock options and 50% was delivered through performance-based RSUs. In 2014, the Committee determined that the Adjusted EBITDA threshold for the 2012-2013 Corporate LTIP was not achieved and therefore, these awards will not be earned.

        These incentive programs are supported by a framework of strong corporate governance. This on-going framework incorporates a number of continuing practices that have been in place for several years, including:

  •
  A formal clawback policy;

  •
  An Executive Stock Ownership policy, which includes both stock ownership guidelines and retention requirements. Additionally, the Company does not allow executives or Directors to hedge or pledge Company stock;

  •
  "Double-trigger" change-in-control provisions;

  •
  Limited perquisites and no tax gross-ups on those perquisites (other than those related to the reimbursement of relocation expenses under the Company's relocation program and in alignment with standard policies);

  •
  Executive Severance Agreements ("ESAs") for all NEOs (excluding Mr. McComb) that do not include gross-ups for excise taxes;

  •
  A formalized process for annual compensation risk assessment;

  •
  The continued engagement of an independent compensation consultant by the Compensation Committee. Please see "Board Committees—Compensation Committee" on page 13 above for additional detail;

  •
  A Compensation Committee composed of independent outside directors of the Board only; and

  •
  Ongoing investor outreach efforts on executive compensation matters.

Discussion of Pay and Performance Alignment

        The following table illustrates the relationship between pay and performance outcomes over the last three fiscal years for the Company's various annual and long-term incentive programs. The Company's pay-for-performance philosophy is highlighted by the following elements (also evidenced in the table below):

  •
  Over the course of the last three years, annual incentive plan metrics have changed to reflect the Company's most critical objectives for each year.

  •
  Further, annual incentive plan payouts have modulated with changes in annual financial performance.

  •
  The Company's use of stock options reflects the performance alignment inherent in stock options, given that the awards generate value to the recipient only when the share price gains value. Further, the semiannual approach to option grants in 2011 was effective in mitigating the impact of volatility in the Company's share price with respect to option grant pricing.

  •
  The Compensation Committee has included a performance-based element in the long-term incentive program since 2010. For 2013, the performance-based element was awarded through the biennial Corporate LTIP which was granted in 2012 and was intended to provide performance-based incentive compensation for both 2012 and 2013. The design of the 2014 long-term incentive program will continue to be performance-based, as discussed on page 27.

Annual Cash Incentive Plan	2011	2012	2013
Metrics (Weightings)
Cash Flow from Cont. Ops.	50%
Adjusted EPS	50%	25%	25%
Adjusted EBITDA		75%	75%
Formulaic Plan Achievement	90%	0%	110.5% (1)
Actual Bonus Payout	100%	0%	110.5%

Options	2011 Semiannual	2012 Annual	2013 Annual
Exercise Price of Options Granted	$4.97 / $5.06	$11.10	$21.20
Intrinsic Value per Option(2)	$27.10 / $27.01	$20.97	$10.87

2012 Corporate LTIP(3)	2011	2012 (Biennial)	2013
Plan Outcomes (% of Target)
2-Year Cumulative Adjusted EBITDA	NA	0%	NA
		(Below Threshold)
3-Year Relative TSR Modifier	NA	NA	NA
Formulaic Plan Achievement	NA	0%	NA

(1)
The Compensation Committee set target Adjusted EPS for the 2013 Annual Cash Incentive Plan at ($0.02) and breakeven ($0.00) was achieved; the Compensation Committee set target Adjusted EBITDA for the 2013 Annual Cash Incentive Plan at $130.0 million and $131.2 million was achieved. These are non-GAAP financial metrics, and include results from the Lucky Brand discontinued operations in 2013.

(2)
The intrinsic value of options is calculated using the difference between the strike price established at fair market value on the date of grant and the 12/31/2013 close price of $32.07.

(3)
The Corporate LTIP was first granted in 2012 and was intended to be granted every other year. The Corporate LTIP included a modifier that allowed the final payout to be modified by up to +/- 50% based on relative TSR performance over three years. Based on below-threshold 2-Year Cumulative Adjusted EBITDA of $238.4 million, the relative TSR modifier will not apply and these awards were not earned.

Outcome of 2013 "Say on Pay" Vote

        In early 2013, prior to the Company's 2013 Annual Meeting of Stockholders, the Company again undertook an investor outreach effort in which the Compensation Committee Chair held conversations with several of the Company's largest stockholders, a practice that was first established following the Company's 2011 "Say on Pay" vote. Through this process, the Company engaged with stockholders representing more than 50% of the Company's common shares outstanding as of December 31, 2012. The purpose of this outreach effort was two-fold: (i) to provide the Company's stockholders with a channel to discuss our executive compensation programs; and (ii) to gain a better understanding of our stockholders' perspectives and philosophies on executive compensation so that we could take those factors into consideration when determining changes to our executive compensation program for 2013.

        At the 2013 Annual Meeting of Stockholders, the Company's stockholders approved the advisory (non-binding) resolution relating to executive compensation (i.e., the "Say on Pay" proposal) with 93% of votes in favor. The Compensation Committee believes the result of this advisory "Say on Pay" vote reflects our stockholders' affirmation of our executive compensation program for 2013.

        Given the significant transformation activity at the Company, and the expected substantial changes in the Company's organization and compensation structure, the Compensation Committee did not engage in an investor outreach effort following the successful 2013 "Say on Pay" vote.

2014 Compensation Plan Design Highlights

        Given the continued growth plans for the organization, the Company's executive compensation programs will continue to be evaluated and to evolve in 2014. The following discussion seeks to provide highlights of the prospective changes which have been made to: (i) better reflect Kate Spade & Company business initiatives, (ii) remain responsive to feedback received in our early 2013 investor outreach efforts, and (iii) stay aligned with emerging best practices. Key actions taken for 2014 which support the objectives of the renamed Company include:

  •
  Annual Cash Bonus Plan.  The Company will utilize two financial measures for the annual cash incentive plan: Adjusted Operating Income(3) and Free Cash Flow(4) weighted 75% and 25%, respectively. These metrics are consistent with the Company's key priorities for 2014. The addition of the Free Cash Flow metric reflects the need to manage costs through the final transition to a mono-brand entity while supporting long-term obligations under the transaction agreements for the Lucky Brand and Juicy Couture brands.

  •
  Long-Term Incentives.  The long-term incentive program was modified for 2014 to align with the new Company business model and key objectives, and will incorporate two, equally-weighted performance-based vehicles: (i) market share units ("MSUs"), weighted 50%; and (ii) performance-based RSUs, weighted 50%. MSUs will be earned based on the Company's two-year and three-year absolute share price performance. The Performance-based RSUs ("PSUs") will be earned based on the Company's three-year relative TSR performance against the S&P Mid-Cap Index TSR. These award vehicles will be granted annually, and it is anticipated that other financial performance metrics may be introduced in the future so as to support the critical business objectives at that time.

  •
  Staking Grant MSU Awards.  The Compensation Committee approved special grants to the new executive management team to: (i) stake executives in the newly formed, mono-brand Kate Spade & Company organization, (ii) promote the retention of the newly-named leadership over the critical three-to-five year period, and (iii) align compensation opportunities with the

(3)
Adjusted Operating Income is defined as operating income on a GAAP basis, adjusted to exclude: (i) certain charges due to streamlining initiatives and certain brand-exiting activities and acquisition related costs as approved on a case-by-case basis by the Compensation Committee; and (ii) non-cash share-based compensation expense. Adjusted operating income as used in the Company's 2014 bonus plan targets and actual results will also exclude any stranded costs reported for Juicy Couture or Lucky Brand.

(4)
Free cash flow is defined as net operating cash flow (regardless of whether such cash flow is from continuing operations or discontinued operations), reduced by capital expenditures from continuing operations for property and equipment and in-store merchandise shops and payments for acquisitions and investments in joint ventures, in each case, on an unadjusted basis and as presented on the Company's Consolidated Statement of Cash Flows.

    long-term strategy to deliver growth and value to shareholders over time. These staking grants of MSUs are one-time awards and will be earned based on the Company's absolute share price performance over three-year and five-year performance periods.

Compensation Arrangements for Continuing and Departing Executives

        The transformative transactions announced in 2013 and completed in 2014 resulted in the reorganization and departure of two of the Company's named executive officers in late 2013 and early 2014.

  •
  Mr. McComb.  Mr. McComb served as CEO for the entire 2013 fiscal year, and remained with the Company through the release of its 2013 fiscal year results, departing on February 25, 2014. In accordance with the terms of Mr. McComb's Severance Benefits Agreement, upon his termination, he received a cash payment equal to two times his base salary, $2,600,000; a cash payment equal to two times his annual bonus target, $3,900,000; and 24 months benefits continuation under the Company's programs, including substantially similar disability coverage providing him with a total of 100% of salary coverage. In addition to the severance benefits payable under his employment arrangements, and in recognition for his critical contributions to the Company's successful transformation, the Compensation Committee and the Board approved the continued vesting of all 855,000 outstanding and unvested non-qualified stock options. Mr. McComb will have three months from each subsequent future vesting date to exercise these options. In addition to his 2013 performance bonus under the Company's Annual Incentive Plan of $2,154,750 (which such amount was based on the Company's performance at 110.5% of target), Mr. McComb also received a one-time bonus of $2,000,000 in recognition of his leadership of the Juicy Couture and Lucky Brand transactions. This transaction bonus will be paid in two installments, 50% in early 2014 and 50% in early 2015.

  •
  Mr. Rubino.  Mr. Rubino served as Senior Vice President, Chief Legal Officer, General Counsel and Secretary until December 28, 2013. Under the terms of his Executive Severance Agreement and his Separation and Mutual Release Agreement, Mr. Rubino received a cash payment equal to two times his base salary, $1,000,000; a cash payment equal to two times his annual bonus target, $750,000; six months benefits continuation in the Company's programs; and a 2013 performance bonus under the Company's Annual Incentive Plan of $414,375 (which such amount was based on the Company's performance at 110.5% of target). In recognition of Mr. Rubino's leadership throughout the Company's strategic transformation and his long service to the organization, the Compensation Committee also approved the accelerated vesting of all unvested stock options which would have otherwise vested within 90 days of termination, totaling 28,125 shares, and continued vesting on all remaining outstanding stock options as if his employment had remained active, totaling 57,375 shares. Mr. Rubino will have three years from his separation to exercise options vested as of his separation date, and three years from the date of future vesting dates to exercise all other options.

        Additional compensation actions taken in early 2014 for the continuing executive officers include:

  •
  Employment Agreements with Mr. Leavitt and Ms. Lloyd.  On January 7, 2014, the Company entered into employment agreements with Mr. Leavitt and Ms. Lloyd, which provide for the following ongoing compensation levels:

Executive	Salary	Target Bonus	Annual LTI Award
Leavitt	$1,500,000	150% of salary	$5,000,000
Lloyd	$1,900,000	175% of salary	$3,275,000

  The employment agreements also provide for a number of one-time elements: (i) a staking grant of MSUs, and (ii) a pro-rata settlement of Mr. Leavitt and Ms. Lloyd's outstanding, cash-based

  LTI. As previously mentioned, the MSU staking grants are designed to provide executives with a meaningful equity position in the newly formed Kate Spade & Company so as to promote executive retention and shareholder alignment. To this end, the staking grants were sized to represent approximately 1.0x target total direct compensation for each of Mr. Leavitt and Ms. Lloyd. In 2013, the Company awarded Mr. Leavitt and Ms. Lloyd a multi-year, cash-based LTI. This plan was terminated in early 2014 with consideration to the planned changes in incentive program design for 2014, and settled pro-rated for the portion of the performance period served.

Executive	Staking Grant of MSUs (At Grant Target Value)		Pro-Rata Settlement of Outstanding, Cash-based LTI
Leavitt	$9,000,000 (280,916 units	)	$1,625,000
Lloyd	$9,000,000 (280,916 units	)	$1,625,000

  Mr. Leavitt and Ms. Lloyd will also be required to meet the Company's executive stock ownership requirement of five times and four times, respectively, his/her annual base salary in Company stock within five years.

  •
  Salary Increases.  The Committee approved salary increases for the following executive officers, based on the leadership changes discussed on page 21:

Executive	2013 Salary	2014 Salary
Carrara	$600,000	$750,000
Yanussi	$355,000	$395,000
  •
  Executive Severance Agreements.  Mr. Leavitt and Ms. Lloyd also entered into Executive Severance Agreements ("ESAs") with the Company on January 7, 2014. Pursuant to the ESAs, the executives are subject to non-compete, non-solicitation of customers and employees, and non-interference covenants during employment and for 18 months following a termination of employment. In early 2014, Mr. Carrara entered into a new ESA with substantially similar terms described beginning on page 51, with an initial term of three years beginning on the agreement's effective date of February 26, 2014, and renewing annually at the conclusion of the initial three-year term.

  •
  2014 Long-Term Incentive Awards.  On March 3, 2014, executives were granted their 2014 long-term incentive awards, delivered 50% in MSUs and 50% in PSUs. The MSUs vest 50% on each of the second and third anniversaries of the grant date based on absolute share price performance. The PSUs vest on the third anniversary of the grant date based on the Company's TSR relative to the S&P Mid-Cap Index TSR.

Executive	Target # of MSUs	Target # of PSUs
Leavitt	81,646 units	81,646 units
Lloyd	53,479 units	53,479 units
Carrara	24,494 units	24,494 units
Yanussi	5,585 units	5,585 units
  •
  One-Time Awards.  The Committee approved one-time payments to certain executive officers so as to recognize and reward certain executives for the development and execution of the multi-year strategy that culminated in the sale of the Juicy Couture intellectual property and the Lucky Brand business, resulting in the mono-brand focus on the Kate Spade business. These transaction bonuses will be paid in two installments, 50% in early 2014 and 50% in early 2015, in order to encourage the continued retention of executives who will have a substantial role in the next phase of the Company's strategic transformation.

Executive	Transaction Bonus
Carrara	$1,200,000
Yanussi	$355,000

  In addition, Mr. Vill was approved to receive a $50,000 transaction bonus for his efforts in supporting the Juicy Couture and Lucky Brand transactions.

  The Committee also approved one-time staking grants of MSUs to certain executive officers on March 3, 2014. As previously mentioned, the MSU staking grants are designed to provide executives with a meaningful equity position in the newly formed Kate Spade & Company so as to promote executive retention and shareholder alignment. To this end, the staking grants were sized to represent approximately 1.0x target total direct compensation for each of Mr. Carrara and Ms. Yanussi. These awards will vest 50% on third anniversary of grant and 50% on fifth anniversary of grant based on absolute share price performance.

Executive	Staking Grant of MSUs (At Grant Target Value)
Carrara	$3,000,000 (97,976 units)
Yanussi	$1,000,000 (30,536 units)

Overall Objectives of Executive Compensation

        The fundamental goals of our compensation program are to motivate executives to drive capital-efficient profitable growth, and to build the long-term organizational capabilities that will deliver shareholder value over time. To achieve these overarching objectives, the compensation program has been designed around the following three principles:

        1.    Attract and retain key executives by providing compensation that will motivate high performance and is highly competitive with that of other executives employed by companies of similar size, complexity and lines of businesses.    Talent is a critical component for success, particularly in our industry, which is continually evolving, highly competitive, and economically volatile. To compete successfully requires unique creative talents combined with commercial capability. Selectively attracting critical talent from outside the Company, and in some cases, the industry, has continued to be important as we implement our long-term growth plan.

        The "Total Direct Compensation Evaluation" section below describes how the Compensation Committee assesses competitive compensation levels within the context of the Company's need to attract and retain talent.

        2.    Align the interests of executives and stockholders.    Corporate and brand metrics in the annual and long-term incentive plans are set to focus the executive teams on what the Company believes to be the drivers of shareholder value and brand profitability and growth (see discussion of "Annual Cash Incentive Plan" and "Long-Term Incentive Compensation" for additional detail). We strive to select performance metrics that reflect key objectives and focus executives on critical business drivers. The mix of performance metrics and award vehicles is intended to provide an appropriate balance between overall corporate and divisional results.

        3.    Emphasize performance-based compensation through an appropriate mix of fixed and variable compensation.    Variable compensation is a cornerstone of the Company's compensation programs and therefore, is targeted to comprise a significant portion of total direct compensation (i.e., "TDC"—base salary plus target annual incentive plus the fair value of long-term incentive awards) for the NEOs, and we expect to see actual compensation vary with performance (see discussion of "Mix of Compensation Components" below for more detail).

Ongoing Components of Compensation

        The Company provides a mix of fixed and variable pay and limited perquisites and executive benefits. A brief description of each ongoing compensation component in place in fiscal 2013 year and its objectives follows. More detail is provided in subsequent sections.

ONGOING COMPONENTS OF COMPENSATION FOR FISCAL 2013

Compensation Component	Brief Description	Purpose/Role	2013 Design
Base Salary	Fixed compensation. Salaries are reviewed each year, and changes, if any, are typically made in the first quarter. Salary increases are based on a combination of factors, including individual performance, experience and expertise.	Aid in attracting and retaining senior executive team by providing competitive base pay relative to peer companies.
		Compensate officers for fulfilling core job responsibilities and to recognize future potential.	Mr. Carrara and Ms. Yanussi received base salary increases in 2013 to reflect increases in responsibility.
Annual Incentive	Variable cash compensation earned based on annual Company performance achievement.	Promote and reward the achievement of annual goals that lay the groundwork for strategy execution and longer-term value creation.	For purposes of the 2013 annual incentive program, Company performance was measured against two metrics: Adjusted EBITDA (75%) and Adjusted EPS (25%).
Based on the results of the Company overall and the Compensation Committee's assessment of performance, bonus payouts to the NEOs were 110.5% of target for 2013.
2013 Long-Term Incentives (LTI)	Variable compensation that focuses on performance longer than one year.	Align executive and stockholders' interests by rewarding executives for increasing stock price and stockholder value.

In 2013, 50% of the annualized LTI value was granted in the form of stock options that have an exercise price at fair market value, a 7-year term and vest over three years, with 25% vesting on the first and second anniversaries, and 50% vesting on the third anniversary.

Compensation Component	Brief Description	Purpose/Role	2013 Design

The remaining 50% of the annualized LTI value was granted in the form of a biennial grant of performance-based RSUs in 2012, for those executives in place in 2012 (the Corporate LTIP). The performance-based RSUs measure cumulative Adjusted EBITDA over two years and are modified by three year relative TSR.

Based on the Company's 2012-2013 performance, these awards will not be earned.
Retirement Benefits	Defined contribution 401(k) Savings/Profit Sharing Plan.	Provide competitive retirement benefit. Give additional security to employees of the Company and aid in retention.

The Company provides a 50% match on participant contributions of up to 6% of salary. NEOs participate in the same plan as the broad-based population. This plan is subject to Internal Revenue Code ("Code") limits.

SERP

A supplemental executive retirement plan ("SERP"), which is available to US-based employees at a level of Director or above.
Participants (including NEOs) may contribute up to 50% of salary, and up to 100% of their annual bonus.
Investment options are similar to the 401(k) plan, but with fewer investment choices.

		Allow participant savings above the limits applicable to the Company's tax-qualified plans. Aid in retention and build long-term commitment to the Company.	The Company may in its discretion make contributions for SERP participants on base salary in excess of the Code qualified plan compensation limitations.

Compensation Component	Brief Description	Purpose/Role	2013 Design
Perquisites

Special benefits common to the industry which vary by position, including clothing allowance, transportation or housing allowance, and financial counseling.
Typically provided under programs available to a broader group of executives and at a similar value.

		Aid in attraction, retention, job satisfaction and efficiency. Provide industry-competitive programs necessary for effective recruiting.	All perquisites are provided on a taxable basis, with the exception of expatriate and relocation-related allowances which are grossed-up on a basis consistent with the standard policy for the Company.
Severance and Change-in-Control (CIC) Agreements	Severance as well as double-trigger change-in-control agreement for Mr. McComb. Severance-only agreements for other NEOs, with double-trigger change-in-control provisions.

Focus executives on stockholder interests in transition periods.
Provide the Company with non-competition and non-solicitation protection.
Provide executives income protection in the event of involuntary loss of employment.

In October 2013, the term of the NEO's ESAs automatically renewed and extended through December 31, 2014.
Death & Disability Benefits

Provides life insurance coverage equal to two times annual base salary for all U.S. employees at Vice President-level and above.
Insured participants are entitled to any cash surrender value under the policy.
CEO Supplemental Disability Benefit to provide disability coverage for the CEO to bring total coverage to 100% of base salary.

Aid in attraction and retention. Provide competitive benefit. To provide the CEO with disability coverage of 100% of base salary.

No changes to the Death & Disability Benefit executive coverage in 2013.
In 2013, the Compensation Committee adopted new provisions for the equity plans that provide accelerated vesting of outstanding awards upon death.

Total Direct Compensation Evaluation

        The Compensation Committee considers competitive data provided by the Compensation Committee's independent compensation consultant and the Company's Corporate Compensation department as one input to assess executive officer salary, annual incentive and long-term incentive levels. In recent years, this data has been extremely volatile as our competitors have taken a spectrum of approaches to respond to the uncertain economic environment. In addition, the Company's multi-brand structure and transformation efforts have been somewhat unique in the industry. Therefore, in making individual compensation decisions, the Compensation Committee has used the competitive data as a reference, but has placed more weight on the Company's specific business situation and the requirements for each NEO role and less weight on specific market positioning in each individual element of pay.

        The Compensation Committee periodically reviews competitive pay information as business needs require. The Compensation Committee last conducted a full evaluation of total direct compensation in December 2012, in advance of making pay decisions for 2013.

        The Compensation Committee's independent compensation consultant and the Company's Corporate Compensation department provided the Compensation Committee with market values from surveys and proxy data, including information on: (i) target total cash compensation (i.e., Target TCC: base salary plus target annual incentive), (ii) target total direct compensation (i.e., Target TDC: target total cash compensation plus fair value of long-term incentives), and (iii) their component parts. Data sources and findings from this review are highlighted below. In light of the transformational nature of the Company's strategy to sell the Juicy Couture and Lucky Brand businesses, a formal review of competitive compensation levels was not conducted in 2013. It is the Company's intent to re-establish its historical practice of conducting an annual review of competitive pay levels in 2014.

        Survey data:    This data was drawn from published surveys of retail and wholesale apparel companies as well as general industry surveys. We include general industry surveys in the competitive assessment process because we compete for executive talent both within and outside of our industry. Moreover, prior to the recent completion of our transformative transactions, few industry peers had directly comparable business characteristics, so the general industry reference provided an important gauge of the broader competitive market. Pay for the NEOs is compared to pay for survey positions with similar roles and responsibilities. The surveys used as competitive market sources are listed in the table below:

Surveys Used in Competitive Market Comparisons

Publisher	Survey Name	Industry
The Hay Group	2012 Total Remuneration Report	Retail
Towers Watson	2012 General Industry Executive Survey	General Industry
Towers Watson	2012 General Industry Executive Survey—Retail/Wholesale Cut	Retail/Wholesale
Equilar	2012 Retail Sector Database	Retail

        Proxy data:    The proxy data is drawn from retail and wholesale apparel companies that represent business competitors and sources of competitive talent. Peers were selected with consideration towards the following factors:

  •
  Quantitative: revenue and market capitalization; and

  •
  Qualitative: product focus, retail versus wholesale business mix, and competition for customers and talent.

The current peer group consists of the 17 companies listed below. Relative to the 2013 proxy peer group, Kate Spade & Company's revenues approximate the 40th percentile.

Abercrombie & Fitch	Coach, Inc.	Pacific Sunwear of California, Inc.
Aeropostale	Chico's FAS Inc.	True Religion Apparel, Inc.(5)
American Apparel	Express, Inc.	Tumi Holdings, Inc.
American Eagle Outfitters	Guess? Inc.	Urban Outfitters, Inc.
Ann Inc.	Michael Kors Holdings, Ltd.	The Wet Seal, Inc.
bebe stores, Inc.	New York & Company, Inc.

        The Compensation Committee periodically reviews the peer group to ensure continued relevance of the peer companies. The peer group was last updated for 2013 in order to add companies of appropriate size and business focus that had gone public since the prior review, as well as remove companies that had either become too large relative to the Company or had been acquired since the prior review. The changes to the group for 2013 are highlighted below:

Companies Added for 2013:	Companies Removed for 2013:
Michael Kors Holdings, Ltd.	Charming Shoppes, Inc.
Tumi Holdings, Inc.	Ralph Lauren Corporation
The Talbots, Inc.

        The Compensation Committee intends to review the peer group in 2014 to ensure it remains appropriate as a reference for Kate Spade & Company.

Named Executive Officer Pay Positioning

        For 2013, target TDC levels for the NEOs were generally at or above the retail and general industry survey 75th percentile of the survey data. Proxy peer group pay levels have historically been similar to or higher than the retail survey data. The Company's executives have generally been positioned between the peer median and 75th percentile versus proxy target TDC data. The Compensation Committee does not target a particular compensation percentile, particularly given how volatile the competitive data has been in recent years. Individual pay elements for individual executives vary in their positioning relative to market based on decisions made related to individual executive circumstances.

        Based on its review of survey data and proxy data, the Compensation Committee believes that target pay opportunities for the NEOs are competitive relative to market pay levels, and that the Company's pay positioning was necessary to recruit top talent from outside the Company to help execute its long-term growth plan and reflects several NEO roles which have expanded beyond traditional benchmarks as the Company has restructured to most effectively respond to business challenges. It is important to note that the observed pay positioning represents compensation opportunities only, and not actual realized or realizable pay.

Benefits and Perquisites Evaluation

        The Compensation Committee's philosophy is that NEOs should not be treated markedly differently from other executives or the broader employee population in the design of their benefits, nor should perquisites extend beyond those typically available in the industry to NEOs and other

(5)
True Religion Apparel, Inc. was acquired by TowerBrook Capital Partners and was delisted on July 30, 2013.

executives. The Company's Compensation and Benefits department evaluates benefits and perquisites periodically, with the last reviews of retirement, SERP, Executive Life, clothing allowance, financial counseling, and other allowances in 2012. Based on these reviews, the Compensation Committee believes these benefits are within the range of competitive practice for the Company's industry peers.

        The Company has had a policy since 2008 that NEOs are not grossed up for taxes on any perquisites received, other than for certain one-time or special benefits provided under broader programs where a tax gross-up is customary, such as relocation and expatriate assignment support.

Compensation Decision-Making Process for the NEOs

        It is the policy of the Company that compensation for the NEOs is approved by the Compensation Committee, and reviewed by the independent members of the full Board. For 2013, Mr. McComb recommended pay levels for the NEOs, excluding himself, and worked together with Mr. Carrara to also recommend goals for the incentive plans. These recommendations were reviewed by the Compensation Committee, which makes all final decisions. The Compensation Committee determines the compensation for Mr. McComb, drawing on advice from the independent compensation consultant and discussion of Mr. McComb's overall performance with the full Board.

Mix of Compensation Components

        Beginning in 2012, and with shareholders' approval of our 2013 Stock Incentive Plan, the Company has been able to again target a more competitive mix of pay elements and increase the weighting of long-term incentive grants as it seeks to emphasize long-term performance alignment. The table below summarizes the target TDC mix for 2012 and 2013.

Target TDC Mix(1)

	2012			2013
		Performance Based Compensation			Performance Based Compensation
NEO	Base Salary	Target Annual Incentive	Fair Value of LTI	Base Salary	Target Annual Incentive	Fair Value of LTI
McComb	17%	26%	57%	17%	26%	57%
Carrara	29%	22%	49%	26%	27%	47%
Rubino	38%	29%	33%	38%	29%	33%
Vill	56%	22%	22%	56%	22%	22%
Yanussi(2)	NA	NA	NA	54%	22%	24%

(1)
Target TDC mix is calculated with the following pay elements: annualized base salary at the end of each fiscal year, target annual incentive for the applicable year, and the grant date fair value of the long-term incentive grants including March 2012 option grants; the annualized value of the March 2012 performance share grants and the June 2013 option grants. For Mr. Carrara, the 2013 LTI reported also includes his special RSU grant on an annualized value basis.

(2)
2012 Target TDC mix is not shown for Ms. Yanussi, as she was not a named executive officer in 2012.

Base Compensation for Fiscal Year 2013

        The Compensation Committee reviews salaries for executive officers annually and when duties change in any material way. In general, the Company and the Compensation Committee prefer to make compensation increases for the NEOs in the incentive components of pay, particularly for those with a higher proportion of base salary in their TDC mix at target.

        The Compensation Committee reviewed base salaries and target bonus opportunities for 2013. Based on an evaluation of competitive market data, and in consideration for increased responsibilities in conjunction with the Company's reorganization activities, the Compensation Committee determined to make the following changes:

Executive	2012 Salary	2013 Salary
Carrara	$500,000	$600,000
Yanussi	$325,000	$355,000

Executive	2012 Target Bonus (% of Salary)	2013 Target Bonus (% of Salary)
Carrara	75%	100%
Yanussi	40%	50%

Annual Cash Incentive Plan for Fiscal Year 2013

        In order to determine actual individual awards from this pool, the Compensation Committee also approved performance goals for 2013 based on two financial measures for the NEOs: Adjusted EBITDA and Adjusted EPS, weighted 75% and 25%, respectively. These performance goals and metrics were consistent with the Company's key priorities in executing its business strategy, particularly with respect to the continuing importance of improving the Company's profitability and building a stronger platform for long-term viability and success. Our 2013 performance exceeded the Adjusted EBITDA and Adjusted EPS targets. Overall plan performance was achieved at 110.5% of target.

	2013 Performance Financial Metrics Weighting			2013 Performance Bonus Awarded
Executive	Adj. EBITDA (Achieved $131.2)	Adj. EPS (Achieved $0.00)	Overall Financial Results	Target Bonus (% of Salary)	Target Bonus ($)	Bonus Paid ($)
McComb	75%	25%	110.5%	150%	$1,950,000	$2,154,750
Carrara	75%	25%	110.5%	100%	$600,000	$663,000
Rubino	75%	25%	110.5%	75%	$375,000	$414,375
Yanussi	75%	25%	110.5%	50%	$177,500	$196,138
Vill	75%	25%	110.5%	50%	$185,000	$204,425

Long-Term Incentive Compensation Awarded for Fiscal Year 2013

        The ongoing long-term incentive program is composed of two elements: (i) stock options, granted annually, and (ii) performance shares, delivered every other year under the Corporate LTIP. Given the biennial nature of the Corporate LTIP, the Company granted options only during 2013. However, on an annualized basis, approximately 50% of the target long-term incentive opportunity for 2013 was delivered in the form of stock options and approximately 50% was delivered through performance shares under the Corporate LTIP. This weighting is the result of the Compensation Committee's review of strategic priorities, pay philosophy and competitive benchmarking analysis.

        The supplementary table below is intended to illustrate the long-term incentive program, with: (i) the grant date fair value as disclosed in the Summary Compensation Tables and Grants of Plan Based Awards Tables, and (ii) the annualized value of the performance shares.

	Grant Date Fair Value as Disclosed (PSUs at Target)				Annualized Value (PSUs at Target)
	2012		2013		2012		2013
Executive	Options	PBRSUs	Options	PSUs	Options	PBRSUs	Options	PSUs
McComb	$2,190,000	$4,567,500	$2,218,120	$0	$2,190,000	$2,283,750	$2,218,120	$2,283,750
Mix	32%	68%	100%	0%	49%	51%	49%	51%
Carrara(1)	$430,200	$817,200	$435,254	$0	$430,200	$408,600	$435,254	$408,600
Mix	34%	66%	100%	0%	51%	49%	52%	48%
Rubino	$219,000	$456,750	$221,812	$0	$219,000	$228,375	$221,812	$228,375
Mix	32%	68%	100%	0%	49%	51%	49%	51%
Vill	$73,000	$152,250	$73,937	$0	$73,000	$76,125	$73,937	$76,125
Mix	32%	68%	100%	0%	49%	51%	49%	51%
Yanussi(2)	NA	NA	$167,405	$0	NA	NA	$167,405	$0
Mix	NA	NA	100%	0%	NA	NA	100%	0%

(1)
For Mr. Carrara, the 2013 LTI reported excludes his special RSU grant.

(2)
2012 Target TDC mix is not shown for Ms. Yanussi, as she was not a named executive officer in 2012; Ms. Yanussi did not participate in the Corporate LTIP.

Stock Option Awards

        In conjunction with the Company's 2013 annual equity grant cycle, Messrs. McComb, Carrara, Rubino, and Vill and Ms. Yanussi were granted stock options on June 3, 2013.

Executive	Number of Stock Options	Value of Grant as Percentage of Salary
McComb	198,750	162%
Carrara	39,000	73%
Rubino	19,875	42%
Vill	6,625	19%
Yanussi	15,000	45%

        These options will vest 25% on each of the first and second anniversaries of grant and 50% on the third anniversary of grant. The exercise price for each installment was equal to the closing price of the Company's Common Stock on the relevant grant date. The value of grants has been calculated based on the Company's calculation of grant date fair value for purposes of expensing in accordance with FASB ASC Topic 718.

Corporate LTIP Awards

        The 2012 Corporate LTIP has been designed to align executive interests with the brand strategies and reinforce the importance of strong relative returns for shareholders. As such, the Corporate LTIP has been structured to align—both from a timing and goal-setting perspective—with the strategic business plans in place for each of the Company's global lifestyle brands. The Corporate LTIP measures two-year cumulative Adjusted EBITDA performance, with the accompanying goals established to reflect a roll-up of the goals set for each of the constituent brands. The maximum number of performance-based RSUs that may be earned will be 150% of target. If performance is achieved below the applicable performance threshold, no performance-based RSUs will be earned.

        Following the conclusion of the two-year performance period, the performance-based RSUs underlying the Corporate LTIP are subject to an additional one-year post-performance, service vesting period. At the conclusion of the three-year period, the number of performance-based RSUs earned will be subject to further modification based on the Company's relative total stockholder return against the S&P Small Cap 600 Index over the three-year period. The relative TSR modifier will adjust the final payout by the absolute difference between the Company's TSR over the three-year period and the S&P Small Cap 600 Index TSR over the period (up to a maximum adjustment of +/- 50%). The final award paid out if the Adjusted EBITDA goal is achieved at maximum and the relative TSR modifier is achieved at maximum would be 225% of the target award.

        The performance-based RSUs underlying the 2012 Corporate LTIP awards were granted to Messrs. McComb, Rubino and Vill on March 1, 2012. Mr. Carrara was granted performance-based RSUs underlying the 2012 Corporate LTIP on May 1, 2012 following his joining the Company. Ms. Yanussi did not participate in the Corporate LTIP since she was not an executive officer at the time; she is a participant in the 2014 long-term performance plans. In 2014, the Committee determined that the Adjusted EBITDA threshold for the 2012-2013 Corporate LTIP was not achieved, and, therefore, these awards will not be earned.

Treatment of Outstanding Equity Awards Upon Separation from the Company

        Upon Mr. Rubino's separation from the Company in December 2013, the Compensation Committee approved the accelerated vesting of Mr. Rubino's unvested non-qualified stock option awards which would have otherwise vested within 90 days totaling 28,125 shares and the continued vesting of all remaining outstanding and unvested non-qualified stock option awards totaling 57,375 shares. Mr. Rubino will have three years following each respective future vesting in which to exercise his non-accelerated options. This treatment was provided for pursuant to Mr. Rubino's Separation and Mutual Release Agreement.

        Upon Mr. McComb's separation from the Company on February 25, 2014, the Compensation Committee approved the continued vesting of Mr. McComb's unvested non-qualified stock option awards totaling 855,000 shares. Mr. McComb will have three months following each respective future vesting in which to exercise such options. This treatment was provided for pursuant to Mr. McComb's Separation and Mutual Release Agreement.

2011 Special Retention Award

        On June 13, 2011, the Compensation Committee approved a special retention award of 114,600 shares to Mr. Rubino. This award was subject to the satisfaction of certain performance and vesting conditions, with vesting to occur on the earlier of (i) the last date of the quarter during the period from March 1, 2011 through July 1, 2013 in which the Company first achieves Adjusted EPS that equals or exceeds $1.00 and (ii) July 1, 2013. Mr. Rubino's award vested on July 1, 2013 as reported on page 46.

        This award underscored the criticality of Mr. Rubino in planning and executing a number of important financial and strategic initiatives.

2013 Special Retention Award

        The Compensation Committee approved a recommendation by Mr. McComb to award Mr. Carrara a one-time restricted share unit award of 25,000 shares, equivalent to roughly 100% of his then current annual bonus target. The award was granted on March 1, 2013, with vesting 50% on the first anniversary of grant and 50% on the second anniversary of grant. This one-time stock award recognizes Mr. Carrara's efforts in his first year to lead the Corporate SG&A reduction and help the brand teams focus on improved efficiencies and operating capabilities. Additionally, the award promotes his retention over the two-year vesting period and supports Mr. Carrara's expected progression toward meeting his executive ownership requirement of holding two times his base salary in company stock.

2010 Profitability Incentive Plan Awards

        In 2010, the Compensation Committee introduced the Profitability Incentive Plan ("PIP"). Awards under the PIP were designed to reward NEOs and select key members of management for achieving three critical strategic milestones by July 2013, all of which were communicated to stockholders as milestone goals in the Company's turnaround strategy: (i) consecutive four quarters break-even Adjusted EPS, (ii) consecutive four quarters $1.00 Adjusted EPS, and (iii) consecutive four quarters $1.00 Adjusted EPS and 10% Adjusted EBITDA margin for the same period. In September 2013, the Compensation Committee certified that these goals were not achieved, and the PIP awards were by their terms cancelled.

Formal Equity Grant Policy

        The Company has adopted a formal equity grant policy. All equity grants are approved at Compensation Committee meetings (and documented in the minutes of such meetings) or, within certain limitations, approved by delegation by the CEO and Chairman of the Compensation Committee.

        The grant date for awards will be the first trading day of the month following the approval of the Compensation Committee, and the commencement of employment for new hires.

        All grants to NEOs in 2013 complied with the Company's equity grant policy. For 2013, the Compensation Committee awarded options to the NEOs on June 3, 2013 following the approval of the Company's 2013 Stock Incentive Plan at the Annual Meeting.

Stock Ownership and Hedging Policy

        In order to align executives' interests with the interests of our stockholders, the Compensation Committee encourages ownership of Company Common Stock by its officers and employees. The Company accomplishes this by making stock option and other equity-based awards under the Company's equity plans; providing the opportunity for employees to invest in the Company's Common Stock under the Company's 401(k) Plan; and adopting specific stock ownership guidelines for our executives.

        The Compensation Committee has adopted executive stock ownership guidelines, which apply to the NEOs as well as other senior executives in the Company. Individuals are asked to accumulate a targeted number of shares of Company Common Stock having a value established through a multiple of base salary. The multiples of base salary for the NEOs are:

  •
  Five times for the CEO;

  •
  Four times for the CCO; and

  •
  Two times for the other NEOs.

        Until the applicable multiple of salary requirement is met, the guidelines require the executive to retain 75% of the following shares: (i) shares received as awards of restricted stock and performance shares from the Company, after withholding of shares for satisfaction of the executive's tax obligations, or (ii) shares obtained upon exercise of stock options received from the Company, after withholding of shares for payment of the option exercise price and for satisfaction of the executive's tax obligations. The Company's objective is to have executives reach their guideline within five years, provided that in the event of a promotion which results in an increase in the number of shares required to be held, the individual is provided five years to meet the new requirements, starting from the promotion date.

        At this time, none of the current NEOs holds stock with a value equal to their applicable multiple of salary guidelines. Ownership holdings were most recently assessed in February 2014. All current NEOs are within the policy's 5-year period to attain their guideline level of ownership, and all NEOs have complied with the retention requirement since the time at which each has become subject to the stock ownership guidelines and accompanying retention requirements. All NEOs will continue to be required to retain 75% of the net, after-tax shares acquired until their individual guidelines are met.

        The Company prohibits executives and Directors from hedging the economic risk of their ownership of Company securities, which includes entering into any derivative transaction on Company stock (e.g., any short-sale, forward, option, collar, etc.).

Supplemental Executive Retirement Benefits

        The Company's unfunded Supplemental Executive Retirement Plan ("SERP") is designed to make up for the limitations imposed by the Code on profit sharing and matching contributions under the Company's tax-qualified Savings Plan and provide additional income deferral opportunities consistent with the practice of peer companies. Plan details and details of executive officer participation are provided in the narrative to the "Nonqualified Deferred Compensation" table on page 49.

Perquisites and Executive Benefits

        The Company's overall value proposition is to offer a package that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to a broader employee population. The NEOs receive the same medical, dental, vision, employee discount and 401(k) benefits the broader associate population. The perquisites provided to NEOs are available to other executives in the Company including:

  •
  An Executive Life Insurance Program providing coverage equal to two times annual base salary;

  •
  Clothing allowance; and

  •
  Financial counseling.

        In addition, the Company leased an apartment in New York City for Mr. McComb's personal use. The value associated with this apartment is reported in the Summary Compensation Table under All Other Compensation. Additionally, along with the July 2009 renewal of Mr. McComb's employment agreement, the Company purchased disability insurance that began in 2009 and provides 100% of base salary to Mr. McComb in the event of his disability, with annual premiums paid directly by the Company.

        Beginning in 2009, any perquisites for executive officers have been provided on a taxable basis, including Mr. McComb's apartment, and no tax gross up payments have been provided, with the exception of expatriate assignment and relocation allowances and payments made consistent with the Company's policies in place for the broader employee population. A supplemental table outlining All Other Compensation amounts in greater detail can be found following the "2013 Summary Compensation Table" on page 45.

Severance and Change-in-Control ("CIC") Agreements

        Mr. McComb is provided with a change-in-control arrangement under his Executive Termination Benefits agreement and has severance provisions as part of his Severance Benefit Agreement. For a detailed description and a discussion of Mr. McComb's arrangements, please see the "Narrative Description of 2013 Compensation and Equity Awards" on page 46.

        Mr. Leavitt and Ms. Lloyd are each provided with Executive Severance Agreements, entered into in January 2014. On a termination due to death or disability, the ESAs provide for (1) accrued but unpaid salary, bonuses and other vested payments or benefits ("Accrued Benefits") and (2) a pro-rated bonus for the year of termination equal to the bonus that would have been earned under the Company's bonus plan prorated to reflect the number of months in the year prior to the date of termination ("Pro-Rated Bonus").

        On a termination without "cause," due to the executive's resignation for "good reason" (as those terms are defined in the ESA) or due to the Company's nonrenewal of the Employment Agreement (each, a "Qualifying Termination"), the ESAs provide for, subject to the executive's execution and non-revocation of a release of claims, (1) Accrued Benefits; (2) benefits continuation for 52 weeks (or, if the Qualifying Termination is in connection with a change in control, as defined in the Company's 2013 Stock Incentive Plan, 104 weeks); (3) a lump-sum payment equal to two times the executive's then-current base salary and target annual bonus less the executive's portion of premiums for the benefits continuation, (4) a Pro-Rated Bonus in respect of the year the termination occurs; and (5) for Mr. Leavitt, a lump-sum payment equal to the executive's then-current base salary for 180 days (only payable upon his termination without "cause" or due to his resignation for "good reason").

        The Employment Agreements provide that, on a Qualifying Termination on or within two years of January 1, 2014, half of the terminating executive's long term incentive awards and staking grants vest at target. On a Qualifying Termination after the second anniversary of January 1, 2014, a prorated portion of the long term incentive awards and Staking Grant vests based on actual performance. On a Qualifying Termination in connection with a change in control, long term incentive awards vest at target and the Staking Grant vests based on actual performance.

        Messrs. Carrara and Vill and Ms. Yanussi have Executive Severance Agreements ("ESAs") that went into effect in March 2012, or upon hire for those executives joining the Company after March 2012. The Compensation Committee determined that these severance agreements would aid in retention of key executives during the Company's continued execution of the turnaround. These agreements incorporate features consistent with good governance practices, including:

  •
  Reduced severance benefits in the event of a documented performance-based termination;

  •
  Expanded definitions of Cause;

  •
  More limited definitions of Good Reason;

  •
  "Double-trigger" change-in-control provisions; and

  •
  Clawback provisions.

        These agreements are designed to encourage continued attention and dedication to the executive's duties in the face of potential distractions, such as concern over future employment. The term of the agreements automatically renews every year unless the Company delivers a notice of nonrenewal to the executive.

Other Change-in-Control Provisions

        All stock-based awards have been granted pursuant to one of the stockholder-approved stock incentive plans. Certain of the stock-based awards currently outstanding were granted under the 2000 and 2002 Stock Incentive Plans and include single-trigger change-in-control provisions, whereby any unvested restricted stock or options vest upon the consummation of a change-in-control, as defined in such plans. The 2005 Stock Incentive Plan reflects the Committee's adoption of "double-trigger" change-in-control provisions, whereby any unvested restricted stock or options would vest only upon both a change-in-control and a termination of employment of a participant in the Stock Incentive Plan, as defined in such Plan. This double-trigger change-in-control practice was continued in the Company's 2013 Stock Incentive Plan.

        The stock option grants approved in June 2013 were granted with "double-trigger" change-in-control provisions consistent with our form of agreement for option grants adopted in 2011, which includes "double-trigger" change-in-control provisions regardless of the Stock Plan from which the shares have been granted.

        The Committee chose to institute a "double-trigger" mechanism because we believe that executives are materially harmed only if a change-in-control results in termination without Cause or termination by the executive for Good Reason. The use of a "single-trigger" could result in significant payments even if the executive's position, responsibilities, and compensation were unaffected. The Committee chooses to provide vesting following a Good Reason termination because we believe that such a termination is conceptually the same as an actual termination by the Company without Cause, and because we believe that potential acquirers would otherwise have an incentive to constructively terminate NEOs to avoid paying severance.

Tax and Accounting Considerations

Tax Considerations

        The Compensation Committee attempts to structure compensation for executive officers that is tax deductible to the Company to the extent feasible and takes the tax deductibility of compensation into account when making compensation decisions.

        When it reviews compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to the executive. Internal Revenue Code Section 162(m) ("Section 162(m)") limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as "performance-based compensation" (as defined in Section 162(m)) is deductible. The Compensation Committee considers these requirements when designing compensation programs for named executive officers. Although the Company has plans that permit the award of deductible compensation under Section 162(m), the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. Although most of the Company's plans are designed to qualify for deductibility under Section 162(m), in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the named executive officers or for other reasons.

        The Compensation Committee took into account that the following compensation may not be fully deductible when paid:

  •
  Mr. McComb's, Mr. Leavitt's and Ms. Lloyd's base salaries over $1 million; and

  •
  Certain payments in the event of a change-in-control.

        The vesting of the Company's stock awards is currently structured to accelerate in the event of a change-in-control and qualifying termination of employment. This acceleration could contribute to potential excess parachute payments.

        Each year the Committee establishes threshold performance goals for ensuring the tax deductibility of awards paid to the NEOs subject to Section 162(m) of the Internal Revenue Code. For 2013, the threshold performance goals were set at the achievement of either Adjusted EBITDA of at least $115 million or Adjusted EPS of ($0.10) or better in fiscal year 2013. Based on the Committee's evaluation of the Company's financial goals set at the beginning of 2013, the bonuses set forth in the table below were awarded to each of the NEOs. Both the Adjusted EBITDA and Adjusted EPS threshold goals were achieved in fiscal year 2013 allowing for the awards to be funded up to maximum levels. For 2014, all Long-Term Incentive Awards, including the Staking Grant MSUs, 2014 MSU awards and 2014 PSUs, as well as the 2014 Annual Incentive Plan Awards for all executive officers feature threshold goals established for each respective performance period which must be achieved for any award to be vested and/or payable.

Accounting Considerations

        Stock options, restricted stock, and performance shares are accounted for based on their grant date fair value, as determined under FASB ASC Topic 718 (see Note 1 "Basis of Presentation and Significant Accounting Policies—Share Based Compensation" and Note 13 "Share-Based Compensation" in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2013). Because the performance shares include financial performance conditions, the compensation cost of the awards will be reversed if the performance conditions are not met or the employee does not remain employed by the Company throughout the performance period.

Compensation Risk Assessment

        We believe that our compensation programs appropriately balance risk and the achievement of long-term and short-term goals, without encouraging unnecessary or excessive risk taking. In 2013, the Company and the Compensation Committee engaged in a formal Risk Assessment process with the assistance of the Compensation Committee's independent compensation consultant. This process included a full inventory of incentive plans, a review of potential risks and factors mitigating such risks, as well as a review of the enterprise risks associated with the Company's compensation practices and programs.

Clawback Policy

        The Company adopted a formal policy regarding the adjustment or recovery of any awards made under the 2011 162(m) plan in connection with a restatement or adjustment of financial statements, or an error in calculating performance achieved that would otherwise have resulted in a change to the size of an award or payment. To the extent necessary, the Company's policy for the adjustment or recovery of awards will be revised to comply with changes to legislative requirements.

        While the Company has not experienced any situations or occasions that would result in a reduction in the size of the award or payment, the plan allows the Compensation Committee to assess the circumstances relating to adjustments or changes in performance and take such legally permissible actions as it believes to be appropriate to correct award sizes appropriately.

BOARD COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders and in the Company's Annual Report on Form 10-K for 2013.

ARTHUR C. MARTINEZ (Chair)
LAWRENCE S. BENJAMIN
RAUL J. FERNANDEZ
KAY KOPLOVITZ
DOREEN A. TOBEN

        The foregoing Board Compensation Committee Report does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation

        The following table sets forth information concerning the compensation for services in all capacities for the 2013 fiscal year of the Principal Executive Officer, the Principal Financial Officer, and the other three most highly compensated executive officers of the Company serving as such as of December 28, 2013 (each a "Named Executive Officer" and collectively, the "Named Executive Officers"):

2013 Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Earnings ($)	All Other Compensation ($)(4)	Total ($)
William L. McComb	2013	1,300,000	0	0	2,218,120	2,154,750	0	179,927	5,852,797
Former PEO,	2012	1,300,000	0	4,567,500	2,190,000	0	0	177,562	8,235,062
Chief Executive Officer	2011	1,300,000	0	0	2,047,504	1,950,000	0	151,584	5,449,088
George M. Carrara	2013	570,833	0	446,250	435,254	663,000	0	5,913	2,121,250
PFO,	2012	363,374	0	817,200	429,847	0	0	592	1,611,013
EVP, Chief Operating Officer and
Chief Financial Officer
Nicholas Rubino	2013	500,000	0	0	221,812	414,375	0	35,523	1,171,710
Former SVP, Chief Legal Officer,	2012	500,000	0	456,750	218,948	0	0	20,322	1,196,020
General Counsel and Secretary	2011	500,000	0	616,548	204,750	375,000	0	19,395	1,715,693
Linda S. Yanussi	2013	346,667	0	0	167,405	196,138	0	19,408	729,617
SVP, Global Operations and IT
Robert J. Vill	2013	370,000	0	0	73,937	204,425	0	25,535	673,897
SVP, Finance and Treasurer	2012	367,396	25,000	152,250	72,983	0	0	14,386	632,015

(1)
Mr. McComb served as CEO of the Company for the entire 2013 fiscal year, departing February 25, 2014. Mr. Rubino served as an Executive Officer of the Company for the entire fiscal 2013, departing on December 28, 2013. The severance arrangements for Mr. McComb are further discussed on page 47. The severance arrangements for Mr. Rubino are discussed on page 52.

(2)
Mr. Carrara received a special restricted stock unit award in 2013 in recognition of his contributions to the Company, and to encourage his continued retention over the 2-year vesting period for the award.

(3)
The stock option awards for the Executive Officers were granted in June 2013, following the Shareholder approval of the 2013 Stock Incentive Plan. The values are calculated on the same basis as reported in the Summary of Grants Table following on page 46.

(4)
All Other Compensation has been further detailed in the additional table below.

Other Compensation Detail—Fiscal 2013

	Savings Plan Matching	Financial Counseling Fees(a)	Housing(b)	Clothing Allowance(c)	Taxable Gift(d)	Executive Life	Supplemental Life	Disability(e)	Total
William L. McComb	7,650	12,800	90,000	5,382	3,673	10,938	4,002	45,482	179,927
George M. Carrara	—	—	—	1,919	3,994	—	—	—	5,913
Nicholas Rubino	7,604	12,800	—	1,353	3,994	5,770	4,002	—	35,523
Linda S. Yanussi	7,650	6,400	—	341	4,198	—	819	—	19,408
Robert J. Vill	7,516	—	—	2,258	3,842	8,359	3,560	—	25,535

(a)
The amount indicated represents the cost to the Company for financial advisory services provided to the executive by a third-party financial consultant.

(b)
For Mr. McComb, "Housing" reflects the cost to the Company for an apartment that the Company leases in New York City for Mr. McComb's use.

(c)
The amount indicated reflects the actual clothing allowance utilized (based on prices which are net of the usual discount offered to all Company employees for the purchase of Company products).

(d)
The amounts reported reflect the value of holiday gifts purchased by the Company for the executive in conjunction with a Company-sponsored celebration. The amount reflects the full market value paid by the Company for each item, which has been included in the executives' taxable income.

(e)
The amount reported represents the cost to the Company for the annual premium paid to provide Mr. McComb's disability benefit.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value for Stock and Options Awards
										Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
William L. McComb	6/3/2013				0	1,950,000	3,900,000		198,750	21.20	2,218,120
George M. Carrara	3/1/2013				0	600,000	1,200,000	25,000		17.85	446,250
	6/3/2013								39,000	21.20	435,254
Nicholas Rubino	6/3/2013				0	375,000	750,000		19,875	21.20	221,812
Linda S. Yanussi	6/3/2013				0	177,500	355,000		15,000	21.20	167,405
Robert J. Vill	6/3/2013				0	185,000	370,000		6,625	21.20	73,937

Narrative Description of 2013 Compensation and Equity Awards.

Salary, Bonus and Non-Equity Incentive Compensation.

        For a discussion of 2013 salary and bonus compensation for the NEOs, see the Compensation Discussion and Analysis, above.

Equity Awards.

        Options.    In June 2013, options to purchase shares of Common Stock were granted by the Compensation Committee to the NEOs. All options granted become exercisable 25% on the first and second anniversaries of grant and 50% on the third anniversary of grant, subject to earlier vesting upon a termination of employment following a change-in-control.

        Under the Stock Option Award agreements, a change-in-control occurs if: (i) any person acquires 35% or more of the then outstanding shares of Common Stock; (ii) the election or appointment during any 12 month period of a majority of directors not endorsed by a majority of the board members in place prior to such election or appointment; or (iii) the sale of all or substantially all of the assets of the Company. These options expire on the seventh anniversary of grant, subject to earlier expiration upon or following termination of employment.

Stock Options Exercised and Awards Vested in 2013

	Stock Options		Stock Awards
	Number of Shares Exercised	Value Realized on Exercise	Number of Shares Vested		Value Realized on Vesting
William L. McComb	—	—	—		—
George M. Carrara	—	—	—		—
Nicholas Rubino	—	—	114,600	(1)	2,560,164
Linda S. Yanussi	—	—	—		—
Robert J. Vill	—	—	2,500	(2)	45,225

(1)
Represents time-vesting in July 2013 of retention shares granted in March 2011 under the terms of the award.

(2)
Represents time-vesting in March 2013 of RSUs granted in March 2010 under the terms of the award.

Change in Pension Value and Nonqualified Deferred Earnings.

        For a discussion of nonqualified deferred compensation, see discussion below.

All Other Compensation.

        For a discussion of perquisites and executive benefits, see the Compensation Discussion and Analysis above.

Employment Agreements

        William L. McComb.    On July 14, 2009, the Board of Directors of Liz Claiborne, Inc. (f/k/a Fifth & Pacific Companies, Inc. and n/k/a Kate Spade & Company) approved, and entered into, a Severance Benefit Agreement (the "SBA") with the Company's Chief Executive Officer, William L. McComb. This agreement was deemed to have extended and renewed Mr. McComb's term of employment and superseded and replaced Mr. McComb's then existing Employment Agreement, dated as of December 24, 2008 (the "Former Employment Agreement"), which was terminated as of July 14, 2009. The initial term of the SBA was for three years. Each month after the effective date of July 14, 2009, the term automatically extended for an additional month, absent notice of non-renewal by either party.

        Under the SBA, in the event Mr. McComb's employment was terminated by the Company without cause or by him for good reason, the Company was generally obligated to pay Mr. McComb a lump sum equal to the sum of two times his then-current annual base salary and two times his target annual bonus (which is 150% of his base salary), a pro-rated annual cash bonus for the year of his termination (subject to the terms of the Company's bonus plan, based on actual Company performance for such year), and two years' continuation of medical, dental, vision and long-term disability benefits (which is 100% of his annualized salary), and accelerated vesting of certain previously granted equity compensation, all subject to Mr. McComb's execution of a release in favor of the Company.

        The restrictive covenants contained in Mr. McComb's Former Employment Agreement, including the non-competition, non-solicitation, non-interference, proprietary information and confidentiality restrictions, remained in effect and continued under the SBA. Specifically, Mr. McComb agreed not to divulge the Company's confidential information at any time before or after his employment with the Company ceases. Additionally, Mr. McComb agreed to non-competition, non-solicitation and non-disparagement covenants during his employment and for 18 months thereafter. In addition, the SBA provided for a potential clawback of compensation paid to Mr. McComb under certain circumstances.

        Also subsequent to executing the SBA, the Company agreed to provide Mr. McComb with disability coverage equal to 100% of his base salary in effect at the time of his disability, and purchased a policy to provide such coverage pursuant to the agreement at the Company's cost for annual premiums. This premium cost has been included as an item in the Other Compensation section of the 2013 Summary Compensation Table, and is detailed on page 45 above.

        Mr. McComb served as CEO for the entire 2013 fiscal year, and agreed to remain with the Company through the release of the 2013 fiscal year results, departing on February 25, 2014. In accordance with the terms of Mr. McComb's SBA, upon his termination he received two times his base salary, equal to $2,600,000; plus two times his bonus target of 150% of his annual base salary equal to $3,900,000; 24 months benefits continuation under the Company's programs, including substantially similar disability coverage providing him with a total of 100% of salary coverage. In addition to the severance benefits payable under his employment agreement, and in recognition for his critical contributions to the Company's successful transformation, the Compensation Committee and the Board approved the continued vesting of all 855,000 outstanding non-qualified stock options in connection with Mr. McComb's separation. Mr. McComb will have three months from each subsequent future vesting to exercise these options. In addition to his 2013 performance bonus under the Company's Annual Incentive Plan of $2,154,750 based in the Company's performance at 110.5% of target, Mr. McComb also received a one-time bonus of $2,000,000 in recognition of his leadership of the Juicy Couture and Lucky Brand Dungarees transactions. This transaction bonus will be paid in two installments, 50% in early 2014 and 50% in early 2015.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table provides information regarding individual outstanding unvested equity awards granted to the PEO, PFO and other Named Executive Officers, with the Market Value determined based on the December 27, 2013 closing price:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William L. McComb	348,370	0	7/13/2007	$36.65	7/13/2014	0	0	375,000	11,891,250
PEO	325,000	0	4/1/2008	$19.43	4/1/2015
	150,000	0	12/1/2008	$2.11	12/1/2015
	150,000	0	3/16/2009	$1.77	3/16/2016
	150,000	0	6/1/2009	$4.81	6/1/2016
	150,000	0	9/1/2009	$4.11	9/1/2016
	525,000	0	3/1/2010	$7.10	3/1/2017
	375,000	0	9/1/2010	$4.40	9/1/2017
	187,500	187,500	3/1/2011	$4.97	3/1/2018
	187,500	187,500	9/1/2011	$5.06	9/1/2018
	93,750	281,250	3/1/2012	$11.10	3/1/2019
	0	198,750	6/3/2013	$21.20	6/3/2020
George M. Carrara	15,000	45,000	5/1/2012	$13.62	5/1/2019	25,000	792,750	60,000	1,902,600
PFO	0	39,000	6/3/2013	$21.20	6/3/2020
Nicholas Rubino	8,000	0	3/4/2004	$37.24	3/4/2014	0	0	37,500	1,189,125
	10,000	0	4/1/2008	$19.43	4/1/2015
	12,500	0	12/1/2008	$2.11	12/1/2015
	12,500	0	3/16/2009	$1.77	3/16/2016
	12,500	0	6/1/2009	$4.81	6/1/2016
	12,500	0	9/1/2009	$4.11	9/1/2016
	82,500	0	3/1/2010	$7.10	3/1/2017
	37,500	0	9/1/2010	$4.40	9/1/2017
	18,750	18,750	3/1/2011	$4.97	3/1/2018
	18,750	18,750	9/1/2011	$5.06	9/1/2018
	9,375	28,125	3/1/2012	$11.10	3/1/2019
	0	19,875	6/3/2013	$21.20	6/3/2020
Linda S. Yanussi	0	15,000	6/3/2013	$21.20	6/3/2020	0	0	0	0
Robert J. Vill	8,000	0	3/4/2004	$37.24	3/4/2014	0	0	12,500	396,375
	3,250	0	12/1/2008	$2.11	12/1/2015
	3,250	0	3/16/2009	$1.77	3/16/2016
	3,250	0	6/1/2009	$4.81	6/1/2016
	3,250	0	9/1/2009	$4.11	9/1/2016
	5,000	5,000	3/1/2011	$4.97	3/1/2018
	5,000	5,000	9/1/2011	$5.06	9/1/2018
	3,125	9,375	3/1/2012	$11.10	3/1/2019
	0	6,625	6/3/2013	$21.20	6/3/2020

(a)
These awards were determined to be unearned by the Compensation Committee based upon the review of performance at the conclusion of fiscal 2013, and were cancelled according to their terms.

Non-qualified Deferred Compensation

        The following table reflects information concerning the Company's unfunded Supplemental Executive Retirement Plan (the "SERP"). The SERP permits eligible employees to defer on a pre-tax basis receipt of up to 50% of their salary and their entire annual cash incentive bonus. In addition, the Company may make contributions to the executive's SERP account to make up for the limitations imposed by the IRS on Company profit sharing and matching contributions under the Savings Plan.

        The SERP provides for notional investment options for participants, including mutual funds and the Company's Common Stock, whereby a participant's account is credited with the rate of return realized by the participant's designated investments. No actual investments in shares of stock are purchased by or on behalf of the participant.

        SERP participants can elect to receive a distribution from their SERP accounts either at their retirement or at a date at least three years after the date the amount was deferred, subject to the right to elect to postpone such distribution. Distributions are also made upon the occurrence of certain events, including death, or in the event of a financial emergency.

Nonqualified Deferred Compensation Table

	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions Last FY (S)	Aggregate Balance @ last FYE ($)
William L. McComb	—	—	11,351	—	74,324
George M. Carrara	—	—	—	—	—
Nicholas Rubino	50,000	—	14,827	—	100,366
Linda S. Yanussi	—	—	—	—	—
Robert J. Vill	—	—	1,886	—	8,568

Severance and Change-In-Control Arrangements

Agreements with William L. McComb.

        In addition to the SBA described above, on July 14, 2009, the Company also entered into a second amended and restated Executive Termination Benefits Agreement (the "Amended and Restated ETBA") between Mr. McComb and the Company, which expired upon Mr. McComb's separation from the Company.

        Executive Termination Benefits Agreement.    The Restated ETBA provided that if, during the three years following a "Change-in-Control" of the Company (or following a "Potential Change-in-Control," both terms as defined in the Executive Termination Benefits Agreement), Mr. McComb's employment was terminated without "Cause" or by him for "Good Reason" (both terms as defined below, and such terminations, "Covered Terminations"), the Company would pay Mr. McComb an amount equal to (i) three times the sum of his annual base salary plus his average annual bonus; (ii) any earned but unpaid bonus as of the termination of his employment; and (iii) a pro-rata bonus for the number of months Mr. McComb was employed during the fiscal year in which his employment was terminated. Additionally, in the event of a "Covered Termination" (i) the Company would provide Mr. McComb and his dependents with life, medical, dental, health, and disability insurance benefits for three years at least equal, in type and level, to those Mr. McComb and his dependents were receiving immediately prior to termination; (ii) all unvested amounts, if any, under the Company's SERP would become fully vested; and (iii) all outstanding equity awards granted to Mr. McComb under any of the Company's stock incentive plans will become immediately fully vested.

        "Good Reason" in the Restated ETBA included: (i) failure to elect or re-elect Mr. McComb to the same or substantially equivalent offices or positions held with the Company prior to the Change-In-Control; (ii) a significant adverse change in the nature of scope of the authorities, powers, functions, duties or responsibilities attached to his position prior to the Change-In-Control; (iii) failure to pay salary or other monies owed, or a material reduction of the base salary or bonus target prior to a Change-In-Control without consent; (iv) relocation of the executive more than fifty (50) miles from the Company's offices at which Mr. McComb was based prior to the Change-In-Control; (v) failure to continue to provide or to replace any benefits or any then ongoing compensation plan in effect prior to a Change-In-Control that is material to Mr. McComb's total compensation opportunity, including any stock incentive plan; (vi) Company's failure to obtain an agreement from its successor to perform Company's obligations under the Executive termination benefits agreement; and (vii) any termination not in accordance with the terms of the Employment Agreement.

        "Cause" in the Restated ETBA included: (i) the willful and intentional failure or refusal by Mr. McComb to perform any material duties, responsibilities or obligations; (ii) any willful or intentional act of fraud, including misrepresentation, theft, embezzlement, dishonesty or moral turpitude ("Fraud"); (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud; and (iv) Mr. McComb's inability to perform his material duties, responsibilities or obligations due to his physical or mental incapacity.

        A "Change-In-Control" under the Restated ETBA would occur if: (i) any person became the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act, as amended from time to time) of 25% or more of (A) the then outstanding shares of Common Stock or (B) the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of October 13, 2006 (the "2006 Incumbent Board") ceased to constitute a majority of the Board, without the approval of two-thirds of the 2006 Incumbent Board, subject to certain exceptions; (iii) there was a consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) there was a sale of all or substantially all of the assets of the Company, subject to certain exceptions; or (v) the stockholders approved a complete liquidation or sale of the Company.

        A "Potential Change-In-Control" under the Restated ETBA would have occurred if (i) the Company entered into an agreement which would have resulted in the occurrence of a Change-in-Control; (ii) a public announcement was made (including by the Company) of an intention to take or to consider taking actions which if consummated would have constituted a Change-in-Control; or (iii) the Board adopted a resolution to the effect that, for purposes of the executive termination benefits agreement, a Potential Change-in-Control had occurred; provided that the Board was not precluded from adopting a resolution to the effect that for purposes of termination benefits agreement, it was the good faith opinion of the Board that a Potential Change-in-Control had been abandoned and that a Potential Change-in-Control no longer existed.

        To the extent any of the payments described in the Executive Termination Benefits Agreement would have subjected Mr. McComb to the excise tax imposed by Section 4999 of the IRS Code (so called "golden parachute" excise taxes), the Company had agreed to pay Mr. McComb an additional amount such that he would be in the same after-tax position as he would have been had no excise tax been imposed. Notwithstanding the preceding sentence, no additional payments would have been required to have been made by the Company if the payments to Mr. McComb did not exceed the lesser of (i) 105% of three times his "base amount" (as defined in the IRS Code), or (ii) $250,000 plus three times his "base amount." In such an instance, the other payments to Mr. McComb would have been reduced so that no excise tax would have been imposed on Mr. McComb.

        Following is a table indicating potential payments to Mr. McComb if his employment were to have been terminated on December 31, 2013. The amount indicated for Options for which vesting would have been accelerated was calculated based on the difference between the exercise price of the applicable stock option and the closing price of the Company's common stock on December 31, 2013, $32.07 (the "December 31 Price"). All values are incremental for each termination scenario.

William L. McComb

	Good Reason / No Cause	Death	Disability	Change-of- Control(1)
Cash	8,654,750	0	0	8,404,750
LTD Benefit	0	0	6,500,000	0
Options	0	18,203,850	18,203,850	18,203,850	(1)
Restricted Stock	0	0	0	0
Health and other Benefits	182,248	44,124	44,124	278,286
Tax Benefit	0	0	0	12,449,336	(1)

(1)
The value of potential payments, including the estimated value of Mr. McComb's Tax Benefit, appearing in the table above were calculated based on the total intrinsic value of Mr. McComb's outstanding and unvested Options as of December 31, 2013. In the event of an actual Change-of-Control, the actual Tax Benefit under his agreement would have been calculated under "Q&A 24(c)" pursuant to the regulations promulgated under Code Section 280G rather than the total intrinsic value of unvested stock options as reported in the table above, resulting in an estimated Option value for 280G purposes of $1,566,754 and a corresponding total Tax Benefit of $5,058,171.

Agreements with the other Named Executive Officers.

        Executive Severance Agreements.    During 2013, the Company maintained severance agreements with each of George M. Carrara, Nicholas Rubino, Robert J. Vill, and Linda S. Yanussi, providing that in the event that any of such officer's employment is terminated by the Company during the term of the agreement, other than for cause, death or disability, or by such officer for certain specified reasons, then such officer shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the Company, a lump sum payment equal to the sum of two times (i) the officer's then current annual base salary, and (ii) an amount equal to the officer's then target annual bonus, as well as continued health and welfare benefits for six months following such a termination. These agreements also subject the officer to certain non-competition and non-solicitation provisions. If necessary to prevent such officer from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under the severance agreement will not be paid until six months after employment termination. As part of the agreement, each such executive is subject to non-competition and non-solicitation covenants during the officer's employment term and for 18 months thereafter, and a non-disparagement covenant.

        "Cause" is defined as (i) the Executive's willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from the Executive's incapacity due to physical or mental illness or other reasons beyond the control of the Executive), and which failure or refusal results in demonstrable direct and material injury to the Company; (ii) any willful or intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, "Fraud") which results in demonstrable direct and material injury to the Company; (iii) the Executive's conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; or (iv) the Executive's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company.

        "Good Reason" as defined in the agreement includes: (1) The Executive experiences a material diminution in duties or responsibilities, without the Executive's consent (provided that a change in reporting structure shall not be deemed a diminution in duties or responsibilities); (2) The Company moves its principal executive offices by more than 100 miles (provided, that, such move increases the Executive's commuting distance by more than 100 miles); (3) a material reduction in the Executive's base salary; or (4) a material breach by the Company of any of its material obligations under any employment agreement between the Executive and the Company then in effect; provided, however, that no event or condition shall constitute Good Reason unless (x) the Executive gives the Company a written notice of termination for Good Reason no fewer than 30 days prior to the date of termination and not more than 90 days after the initial existence of the condition giving rise to Good Reason, and (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice.

        In addition, the 2011 Executive Severance Agreements provide for a performance-based termination. "Performance-Based Termination" as defined in the agreement states that the Company may terminate the Executive's employment based on performance ("Performance-Based Termination"). To constitute a Performance-Based Termination, the Executive must receive a written warning setting forth the performance deficiency and be afforded the opportunity to cure performance for a period of 60 days following the date of the written warning. Following the 60-day cure period, if the Company determines that the Executive's performance has not improved, the Company shall notify the Executive in writing of the Performance-Based Termination and the Executive shall have the opportunity to appeal the Performance-Based Termination to the Board within two (2) business days following the date of the Company's notice of termination. Any determination by the Board shall be final and binding. Upon a Performance-Based Termination, then such officer shall be entitled to receive, in addition to accrued salary, (i) up to 52 weeks of salary continuation at the officer's then current annual base salary and (ii) a pro-rated bonus in an amount equal to the Company's actual performance as determined pursuant to the provisions of the relevant bonus plan in the performance year of termination, prorated for the number of months the officer was employed during the performance year, payable when other annual performance bonuses are paid, as well as continued health and welfare benefits for up to 26 weeks following such termination.

        In October 2013, the ESAs were extended through December 31, 2014 based on the automatic one year renewal included in the ESAs. Mr. Rubino's employment was terminated effective December 28, 2013, and in connection with such termination, he was paid the severance amount due under his ESA. Under the terms of his Executive Severance Agreement and his Separation and Mutual Release Agreement, Mr. Rubino received a cash payment equal to two times his base salary, $1,000,000; a cash payment equal to two times his annual bonus target, $750,000; six months benefits continuation in the Company's programs; and a 2013 performance bonus under the Company's Annual Incentive Plan of $414,375 (which such amount was based on the Company's performance at 110.5% of target). In recognition of Mr. Rubino's leadership throughout the Company's strategic transformation and his long service to the organization, the Compensation Committee also approved the accelerated vesting of all unvested stock options which would have otherwise vested within 90 days of termination, totaling 28,125 shares, and continued vesting on all remaining outstanding stock options as if his employment had remained active, totaling 57,375 shares. As Mr. Rubino was deemed to be retirement eligible, he will have three years from his termination to exercise options vested as of his separation date, and three years from the date of future vesting dates to exercise all other options.

        Stock Options.    Each of Messrs. Carrara, Rubino, and Vill and Ms. Yanussi were previously awarded options to purchase Company stock which vest in the event of an employment termination following a change-in-control.

        Following are tables indicating potential payments to Messrs. Carrara and Vill and Ms. Yanussi if employment were to have been terminated on December 31, 2013. These potential payments reflect the benefits provided under the Executive Severance Agreements. Mr. Rubino's employment was terminated effective December 28, 2013.

        The amount indicated for the Restricted Stock for which vesting would have accelerated on December 31, 2013 was calculated based on the December 31 Price. The amount indicated for Options for which vesting would have accelerated on December 31, 2013 was calculated based on the difference between the exercise price of the applicable stock option and the December 31 Price. These amounts reflect the full intrinsic value of the accelerated awards. Under the terms of the Executive severance Agreements, Mr. Carrara, and Ms. Yanussi would have been subject to a reduction in the payment of cash severance in the event of a double-trigger change in control equal to the total excess parachute value calculated in accordance with Code Section 280G.

George M. Carrara

	Good Reason / No Cause	Death	Disability	Change-of- Control(a)		Performance- Based
Cash	2,400,000	0	0	2,400,000	(b)	1,263,000
Disability Benefit	0	0	900,000	0		0
Options	0	0	0	1,254,180		0
Restricted and Performance-based Stock	0	0	0	400,875		0
Health and other Benefits	9,851	0	9,851	9,851		9,851

Linda S. Yanussi

	Good Reason / No Cause	Death	Disability	Change-of- Control(a)		Performance- Based
Cash	1,065,000	0	0	1,065,000	(b)	551,138
Disability Benefit	0	0	900,000	0		0
Options	0	0	0	163,050		0
Restricted and Performance-based Stock	0	0	0	0		0
Health and other Benefits	8,468	8,468	8,468	8,468		8,468

Robert J. Vill

	Good Reason / No Cause	Death	Disability	Change-of- Control(a)	Performance- Based
Cash	1,110,000	0	0	1,110,000	574,125
Disability Benefit	0	0	900,000	0	0
Options	0	0	0	539,158	0
Restricted and Performance-based Stock	0	0	0	0	0
Health and other Benefits	17,606	9,851	17,606	17,606	17,606

(a)
The tables above do not reflect the reduction in value of any cutback that would apply to each of the Named Executive Officers in the event of a change-of-control as may be required in accordance with their ESAs. Any applicable cutback would first be applied to cash severance payments and then to the value of accelerated equity until the total parachute payment equaled no more than the 280G limit or three times his 5-year average actual compensation.

(b)
The estimated cutback under these agreements for a double-trigger change-of-control occurring on December 31, 2013 would have been $727,748 for Mr. Carrara and $300,053 for Ms. Yanussi. These amounts were estimated using the value for time-vested stock options for Mr. Carrara and Ms. Yanussi as calculated under "Q&A 24(c)" pursuant to the regulations promulgated under Code Section 280G rather than the total intrinsic value of unvested stock options as reported in the table above. Mr. Vill would not have been subject to any cutback in the scenarios illustrated above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

        The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company's Common Stock, based on information provided by the stockholder as of December 31, 2013:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
BlackRock, Inc.(1)	10,687,544	8.700%
Barclays Global Investors, N.A.
40 East 52nd Street
New York, NY 10022
T. Rowe Price Associates, Inc.(2)	8,419,370	6.800%
100 E. Pratt Street
Baltimore, MD 21202
FMR LLC(3)	8,252,728	6.724%
245 Summer Street
Boston, MA 02210
The Vanguard Group, Inc.(4)	7,869,465	6.410%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based on information as of December 31, 2013, contained in an Amendment to Schedule 13G, dated January 29, 2014, filed with the SEC by BlackRock, Inc. ("BlackRock") shares indicated are held by BlackRock in trust accounts for the economic benefit of the following: BlackRock; BlackRock Advisors, LLC; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors (which beneficially owns 5% or greater of the shares of the Company); BlackRock Asset Management (Australia) Limited; BlackRock Investment Management, LLC; BlackRock Fund Management Ireland Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Canada Limited; BlackRock Advisors (UK) Limited; BlackRock Investment Management (UK) Limited; and BlackRock International Limited may be deemed to beneficially own 10,687,544, shares of Company, which are held of record by clients of BlackRock.

(2)
Based on information as of December 31, 2013, contained in an Amendment to Schedule 13G, dated February 10, 2014, filed with the SEC by T. Rowe Price Associates, Inc. ("T. Rowe"), as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. T. Rowe in its capacity as investment advisor, may be deemed to beneficially own 8,419,370 shares of Common Stock, which are held of record by clients of T. Rowe. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of such securities.

(3)
Based on information as of December 31, 2013, contained in a Schedule 13G, dated February 14, 2014, filed with the SEC by FMR LLC ("FMR"). According to the Schedule 13G, the shares of Common Stock listed include (i) 8,136,188 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR and a investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as a result of acting as investment advisor to several registered investment companies; and (ii) 116,540 shares beneficially owned by Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR and a bank, as result of its serving as investment manager of institutional accounts owning such shares. According to the Schedule 13G, Edward C. Johnson 3rd and FMR each have sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Board of Trustees. Mr. Johnson and FMR, through its control of PGATC, each has sole dispositive power over the shares beneficially owned by PGALLC, and sole power to vote or to direct the voting of such shares.

(4)
Based on information as of December 31, 2013, contained in an Amendment to Schedule 13G, dated February 12, 2014, filed with the SEC by The Vanguard Group, Inc. ("Vanguard"). According to the Amendment to Schedule 13G, (a) Vanguard Fiduciary Trust Company a wholly-owned subsidiary of Vanguard, is the beneficial owner of 172,968 shares of Common Stock as a result of serving as investment manager of collective trust accounts, and (b) Vanguard Investments Australia, Ltd. a wholly-owned subsidiary of Vanguard, is the beneficial owner of 6,347 shares of Common Stock as a result of serving as investment manager of Australian investment offerings.

Directors and Executive Officers

        The following table sets forth, as of March 21, 2014, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each Director nominee, each of the Named Executive Officers, two former executive officers, and by all Directors, Director nominees and the executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Bernard W. Aronson(3)	69,575	*
Lawrence S. Benjamin(3)	41,963	*
Raul J. Fernandez(3)	64,898	*
Kenneth B. Gilman(3)	101,036	*
Nancy J. Karch(3)	120,394	*
Kenneth P. Kopelman(3)	111,210	*
Kay Koplovitz(3)	187,830	*
Arthur C. Martinez(3)	106,680	*
Doreen A. Toben(3)	62,005	*
George M. Carrara(4)	37,760	*
Craig A. Leavitt(5)	131,250	*
Deborah J. Lloyd(6)	131,250	*
Robert J. Vill(7)	47,949	*
Linda S. Yanussi(8)	0	*
William L. McComb(9)	2,934,773	2.32%
Nicholas Rubino(10)	286,580	*
All current Directors and executive officers as a group (15 persons)(11)	1,239,435	*

*
Less than 1%

(1)
Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company's stock option plans which are exercisable within 60 days after March 21, 2014 ("Exercisable Options").

(2)
Based on 126,517,086 shares outstanding as of March 21, 2014, plus shares issuable upon the exercise of Exercisable Options as noted.

(3)
Includes shares acquired under the outside Directors' compensation program, receipt of which has been deferred under the Outside Directors' Deferral Plan as follows: Mr. Aronson: 31,461 shares; Mr. Benjamin: 41,963 shares; Mr. Fernandez: 2,488 shares; Mr. Gilman: 96,036 shares; Ms. Karch: 100,925 shares; Mr. Kopelman: 49,740 shares; Ms. Koplovitz: 173,193 shares; Mr. Martinez: 103,512 shares; and Ms. Toben 59,627 shares.

(4)
Includes 30,000 shares issuable upon the exercise of Exercisable Options.

(5)
Comprised solely of Exercisable Options.

(6)
Comprised solely of Exercisable Options.

(7)
Includes 34,250 shares issuable upon the exercise of Exercisable Options.

(8)
Ms. Yanussi received a grant of 15,000 options in June 2013; 3,750 of such options vest in June of 2014.

(9)
Mr. McComb's last day of employment with the Company was February 25, 2014, and the information above is current as of such date. Includes 2,848,370 shares issuable upon the exercise of Exercisable Options.

(10)
Mr. Rubino's last day of employment with the Company was December 28, 2013, the last day of the Company's 2013 fiscal year, and the information above is current as of such date. Includes 255,000 shares issuable upon the exercise of Exercisable Options.

(11)
Includes 350,500 shares issuable upon the exercise of Exercisable Options issued under the Company's stockholder-approved stock incentive plans, and other shares indicated as included in the foregoing footnotes.

AUDIT COMMITTEE REPORT

        The Audit Committee is composed of the four Directors listed below. The Committee's responsibilities are set forth in the Committee's written charter adopted by the Board of Directors (the "Charter"). The Committee reviews and reassesses the Charter annually and recommends any proposed changes to the full Board for approval. A copy of the Charter is available at the Company's website at www.katespadeandcompany.com under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request care of the Company's Corporate Secretary at 2 Park Avenue, New York, NY 10016.

        The Committee met with Deloitte & Touche LLP, the Company's independent registered public accounting firm ("Deloitte & Touche"), with and without management present, to review and discuss the overall scope and plans for the audit of the Company's consolidated financial statements for the fiscal year ended December 28, 2013 and the results of such audit. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company's accounting principles and procedures and the Company's financial statements presentation with management and Deloitte & Touche, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company's accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company's financial statements. In addition, during 2013 the Committee met timely with management and Deloitte & Touche to review each of the Company's quarterly results prior to the time such results were made public.

        The Committee also discussed and reviewed with Deloitte & Touche all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the "PCAOB"), including the matters required to be discussed by Deloitte & Touche with the Committee under PCAOB standard AU 380, Communication With Audit Committee, and SEC Rule 2-07 of Regulation S-X.

        In addition, Deloitte & Touche provided to the Committee a formal written statement describing all relationships between Deloitte & Touche and the Company that might bear on Deloitte & Touche's independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Committee reviewed and discussed with Deloitte & Touche any matters that could have impacted Deloitte & Touche's objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee's attention as a result of its review of Deloitte & Touche's statement or its discussions with Deloitte & Touche that would indicate that Deloitte & Touche lacked such objectivity or independence.

        The Committee met with the Company's management and internal auditors to review and discuss the Company's work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding the Company's internal control over financial reporting and management's assessment of the Company's internal control over financial reporting. Further, the Committee discussed with Deloitte & Touche the firm's audit of the Company's internal control over financial reporting for the fiscal year ended December 28, 2013. The Committee also discussed with management areas of potential risk exposure for the Company. Finally, the Committee met with the Company's internal auditors to review the Company's internal audit plan, as well as reports on audit projects and internal financial controls.

        Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management, Deloitte & Touche and the Company's internal auditors,

the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 28, 2013 be included in the Company's Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.

        The Committee has appointed Deloitte & Touche as the Company's independent registered public accounting firm for the 2014 fiscal year. While the Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended to the Board that the Company continue its long-standing practice of requesting that stockholders ratify the appointment.

DOREEN A. TOBEN (Chair)
KENNETH B. GILMAN
NANCY J. KARCH
ARTHUR C. MARTINEZ

        The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES UPDATE

        The aggregate fees billed by Deloitte & Touche, the Company's independent registered public accounting firm, for professional services rendered in connection with such firm's audit of the Company's fiscal 2013 and fiscal 2012 financial statements, including the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for each such fiscal year, were approximately as follows:

Fees Paid to Deloitte & Touche

	2012 Fiscal Year	2013 Fiscal Year
Audit Fees(1)	$1,909,700	$2,127,600
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$40,000	$0

Subtotal	$1,949,700	$2,127,600
All Other Fees(4)	$0	$0

Deloitte & Touche Total Fees	$1,949,700	$2,127,600

(1)
Audit Fees.    These are fees for professional services performed by Deloitte & Touche for the integrated audit of the Company's annual financial statements and review of financial statements included in the Company's unaudited Quarterly Report on Form 10-Q filings, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for such fiscal year.

(2)
Audit-Related Fees.    These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company's financial statements. This includes attestations by Deloitte & Touche that are not required by statute or regulation; consulting on financial accounting/reporting standards; and comfort letters.

(3)
Tax Fees.    These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for certain of the Company's consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

(4)
All Other Fees.    These are fees for all other services performed by Deloitte & Touche not falling in one or more of the above categories.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

        The Audit Committee has established a policy regarding pre-approval of all audit and permitted non-audit services (and related fees) to be provided by the Company's independent registered public accounting firm or its affiliates, subject to SEC rules which permit certain non-audit services accounting for less than five percent of the total fees paid to the independent registered public accounting firm to be approved by the Committee retroactively (so called "De Minimis Exception"). In making its decisions, the Committee considers whether the retention of the independent registered public accounting firm for permitted non-audit services is consistent with maintaining the objectivity and independence of the independent registered public accounting firm. Prior to engaging the independent registered public accounting firm for the next year's engagement, a list of specific permitted services expected to be rendered during the year and related fees is presented to the Committee for approval. Prior to the engagement, the Committee must pre-approve the specific services requested and related fees. Management and the independent registered public accounting firm update the Committee periodically on actual fees incurred against the fees approved, and approval is required for any fees in excess of the amount originally approved. The Committee must also pre-approve any additional permissible services to be performed by the independent registered public accounting firm or its affiliates. Pursuant to the Audit Committee's Charter, the Committee may delegate to a subcommittee (which may consist of one or more members) the right to pre-approve such services and fees, provided that decisions of any such subcommittee to grant pre-approvals must be disclosed to the full Committee at its next scheduled meeting. In accordance with its Charter, the Audit Committee has delegated such right to the Committee's Chair for those permissible services for which fees do not exceed $50,000.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Deloitte & Touche as the Company's independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending January 3, 2015. Deloitte & Touche has served as the Company's independent auditors since May 16, 2002. From June 2001 until their appointment as independent auditors in 2002, Deloitte & Touche served as the Company's internal auditors.

        If Deloitte & Touche's appointment is not ratified, the Committee will reconsider the appointment.

        The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will respond to appropriate questions.

Voting on the Proposal

        The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company's independent registered public accounting firm for the 2014 fiscal year.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership of such equity securities with the SEC and the NYSE To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with.

OTHER MATTERS

        The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

        Stockholder proposals intended to be presented at the 2015 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Corporate Secretary at its principal executive offices at 2 Park Avenue, New York, New York 10016, no later than December 10, 2014 in order to be included in the Company's proxy statement relating to that meeting. Moreover, pursuant to SEC rules, if a stockholder notifies the Company after February 20, 2015 of an intent to present a proposal at the Company's 2015 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company's proxy materials.

Company Code of Ethics and Business Practices

        The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Company's Board of Directors, temporary personnel, independent contractors and third party business partners. A copy of the Code is available on the Company's website at www.katespadeandcompany.com, under "Corporate Governance" in the Investor Relations section. A copy may also be obtained by sending a request care of the Company's Corporate Secretary at 2 Park Avenue, New York, NY 10016. The Company will disclose on the Company's website any amendment to the Code and any waiver of the Code with respect to the Company's Directors or executive officers. The Company has established an Ethics and Business Practices Committee, consisting of the Chief Legal Officer, Chief Accounting Officer, and Chief Financial Officer, with responsibility for administering the Code.

By Order of the Board of Directors

CHRISTOPHER T. DI NARDO
 Senior Vice President—General Counsel and Secretary

New York, New York
April 9, 2014

APPENDIX A

        In addition to addressing financial results calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), our proxy statement contains presentations derived from "non-GAAP" adjusted measures, as defined below. The adjustments reflect items identified specific to fiscal year 2013 and our corresponding annual bonus plan for the named executive officers for such period.

        We present Adjusted EBITDA, which is defined as income (loss) from continuing operations attributable to Fifth & Pacific Companies, Inc. (n/k/a Kate Spade & Company), adjusted to exclude income tax provision (benefit), interest expense, net, gain on sales of trademarks, gain (loss) on extinguishment of debt, gain on acquisition of subsidiary, depreciation and amortization, the impact of expenses incurred in connection with the Company's streamlining initiatives, brand-exiting activities, acquisition costs, non-cash impairment charges and non-cash share-based compensation expense, unrealized and certain realized foreign currency gains (losses).

        We present Adjusted EPS, which is defined as Adjusted Diluted Earnings per Common Share from Continuing Operations Attributable to Fifth & Pacific Companies, Inc. (n/k/a Kate Spade & Company), excluding the impact of streamlining initiatives, brand-exiting activities, acquisition related costs, impairment of intangible assets, loss on extinguishment of debt, gain on acquisition of subsidiary, gain on sales of trademarks, interest expense related to a multi-employer pension withdrawal liability and unrealized and certain realized foreign currency gains and losses.

        The Company believes that the adjusted results represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

        We provide a reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures below:

KATE SPADE & COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)

        The following tables provide reconciliations of (i) Income from Continuing Operations to Adjusted Loss from Continuing Operations(a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations(a):

Twelve Months Ended December 28, 2013 (52 Weeks)
Income from Continuing Operations	$73,924
Streamlining initiatives, brand-exiting activities, acquisition related costs and impairment of intangible assets(b)	70,324
Loss on extinguishment of debt	1,707
Interest expense(c)	742
Impairment of cost investment	6,109
Gain on sales of trademarks	(173,133)
Benefit for income taxes	1,825

Adjusted Loss from Continuing Operations(a)	$(18,502)

Operating Loss	$(45,513)
Streamlining initiatives and brand-exiting activities(b)	70,324

Adjusted Operating Income(a)	24,811
Adjusted interest expense, net(d)	(46,499)
Other expense, net	(1,674)
Benefit for income taxes(e)	(4,860)

Adjusted Loss from Continuing Operations(a)	$(18,502)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations(a)	$(0.15)

(a)
Adjusted Operating Income excludes streamlining initiatives, brand-exiting activities, acquisition related costs and impairment of intangible assets. In addition to those items, Adjusted Loss from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude loss on extinguishment of debt, impairment of cost investment, gain on sales of trademarks and interest expense related to a multi-employer pension plan, which is payable over four years.

(b)
During the twelve months ended December 28, 2013, the Company recorded expenses related to its streamlining initiatives, brand-exiting activities, acquisition related costs and impairment of intangible assets, as follows:

Twelve Months Ended December 28, 2013 (52 Weeks)
Payroll, contract termination costs, asset write-downs and other costs:
JUICY COUTURE	$47,481
KATE SPADE	791
LUCKY BRAND	1,213
Adelington Design Group	272
Corporate	8,277
Store closure and other brand-exiting activities:
JUICY COUTURE	6,569
KATE SPADE	1,210
LUCKY BRAND	(153)
Adelington Design Group	140
Corporate	1,224

67,024

Impairment of intangible assets	3,300

$70,324

(c)
Represents interest expense related to a multi-employer pension withdrawal liability, which is payable over four years.

(d)
Excludes interest expense of $742 for the twelve months ended December 28, 2013, respectively, related to a multi-employer pension withdrawal liability, which is payable over four years.

(e)
Reflects a normalized tax rate based on estimated adjusted pretax income (loss).

 RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands)
(Unaudited)

        The following table provides reconciliations of Segment Adjusted EBITDA to: (i) Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments; and (ii) Income (Loss) from Continuing Operations.

Twelve Months Ended December 28, 2013 (52 Weeks)
Segment Adjusted EBITDA:
KATE SPADE	$130,497
Adelington Design Group	15,084
JUICY COUTURE	4,722
LUCKY BRAND	(2,047)

Total Reportable Segments Adjusted EBITDA	148,256
Unallocated Corporate Costs	(64,136)
Other (expense) income(a)	(495)
Less: Foreign currency transaction adjustments, net	81

Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments	83,706
Foreign currency transaction adjustments, net	(81)
Depreciation and amortization, net(b)	(52,408)
Charges due to streamlining initiatives, brand-exiting activities, acquisition related costs, impairment of intangible assets and loss on asset disposals and impairments, net	(69,958)
Share-based compensation	(8,446)
Impairment of cost investment	(6,109)
Gain on sales of trademarks, net(c)	173,133
Loss on extinguishment of debt, net	(1,707)
Interest expense, net	(47,241)
Benefit for income taxes	(3,035)

Income from Continuing Operations	$73,924

(a)
Amount does not include equity in the losses of equity method investees of ($1,179) for the year ended December 28, 2013.

(b)
Excludes amortization included in Interest expense, net.

(c)
Reflects the sale of the JUICY COUTURE trademark in the fourth quarter of 2013.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Kate Spade & Company 01T7IF 1 U PX + Annual Meeting Proxy Card . + B Non-Voting Items A Proposals — Management recommends a vote “FOR” Items 1, 2 and 3. For Against Abstain 2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. For Against Abstain 4. To consider all other appropriate matters brought before the meeting. Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. 01 - Bernard W. Aronson 04 - Kenneth B. Gilman 07 - Kay Koplovitz 02 - Lawrence S. Benjamin 05 - Nancy J. Karch 08 - Craig A. Leavitt 03 - Raul J. Fernandez 06 - Kenneth P. Kopelman 09 - Deborah J. Lloyd 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 10 - Doreen A. Toben 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time on May 20, 2014. Vote by Internet • Go to www.envisionreports.com/KATE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Annual Meeting of Stockholders –May 21, 2014 at 10:00 A.M. 5901 West Side Avenue, North Bergen, New Jersey 07047 FOR DIRECTIONS, CALL (212) 626-5777 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints CRAIG A. LEAVITT and GEORGE M. CARRARA and each of them, with power to act without the other and with power of substitution, as proxies and attorneysin- fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kate Spade & Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Kate Spade & Company to be held at 5901 West Side Avenue, North Bergen, New Jersey 07047 on Wednesday, May 21, 2014, at 10:00 a.m., prevailing local time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF KATE SPADE & COMPANY AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE ADVISORY (NON-BINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED. Proxy — Kate Spade & Company Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.envisionreports.com/KATE . IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q